UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14c of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Patriot National, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock
	(2)	Aggregate number of securities to which transaction applies: 1,062,574
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $16.94
	(4)	Proposed maximum aggregate value of transaction: $42,000,000
	(5)	Total fee paid: $4,880.40

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PATRIOT NATIONAL, INC.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

Notice of Action Taken Pursuant to Written Consent of the Stockholders

Dear Stockholder:

The accompanying Notice and Information Statement are furnished to holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of Patriot National, Inc. (the “Company”, “our”, “we” or “us”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14C and Schedule 14C thereunder, and Section 228 of the Delaware General Corporation Law (the “DGCL”) in connection with the approval by written consent of the holders of a majority of the issued and outstanding shares of Common Stock (the “Written Consent”). The purpose of this Notice and Information Statement is to notify our stockholders that, on July 20, 2015, we received a Written Consent from certain of our stockholders, holding or able to direct the vote of approximately 61% of the then total issued and outstanding voting capital stock of the Company (the “Stockholder Consent”), comprised of 16,356,777 shares of our Common Stock, to implement the ratifications and approvals described below.

We are required to obtain stockholder approval of certain aspects of the transaction described below to ensure compliance with Section 312.03 of the New York Stock Exchange (“NYSE”) listed company manual. On July 20, 2015, we entered into a Membership Interest Purchase Agreement (as amended, the “Purchase Agreement”) with Global HR Research LLC (“Global HR”), In Touch Holdings LLC (“In Touch”), and certain individuals (together, the “Sellers”) and Brandon G. Phillips (the “Sellers’ Representative”), pursuant to which we agreed to acquire all of the outstanding membership interests of Global HR (the “Membership Interests”) for consideration of $24,000,000 in cash and 1,062,574 shares of Common Stock, which represents $18,000,000 divided by $16.94 the closing price of the Company’s Common Stock on July 20, 2015, the day of the signing of the Purchase Agreement (the transactions contemplated by the Purchase Agreement are referred to as the “Transaction”). On August 21, 2015, the Purchase Agreement was amended to provide, among other things, that in lieu of 1,062,574 shares of Common Stock, (i) the Sellers would receive 444,096 shares of Common Stock upon the closing of the Transaction and (ii) In Touch would receive, at the Company’s discretion, either 617,478 shares of Common Stock (the “Deferred Stock Consideration”) or $10,477,017 in cash, to be paid on the earlier of November 20, 2015, the 21st day after the delivery of this information statement or the effective date of a registration statement for the Common Stock, and the Transaction Closed on such terms. The issuance of Common Stock to In Touch in the Transaction requires stockholder approval under Section 312.03 of the NYSE listed company manual, which requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a director, officer or substantial security holder of the company (each a “Related Party”) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. Prior to the Transaction, one of the Company’s directors, Austin J. Shanfelter, held 84% of the interests in In Touch, which in turn held 75.5% of Global HR. If In Touch receives the Deferred Stock Consideration, it will receive 885,478 shares of Common Stock in the Transaction, which was approximately 3% of the Company’s outstanding shares as of the date of the Purchase Agreement.

To ensure compliance with the NYSE requirements referenced above and the closing conditions of the Purchase Agreement, the Stockholder Consent was obtained to approve the consummation of the Transaction in accordance with the terms of the Purchase Agreement. The Purchase Agreement is attached as an Exhibit to the Information Statement.

This Notice and the accompanying Information Statement are being furnished to you to inform you that the foregoing consent actions have been approved by the holders of, or persons able to direct the vote of, a majority of the issued and outstanding shares of our Common Stock in accordance with Section 228 of the DGCL, our Amended and Restated Certificate of Incorporation and Rule 14c-2 promulgated under the Exchange Act. The

Board of Directors is not soliciting your proxy in connection with the Stockholder Consent actions and proxies are not requested from stockholders. The approvals set forth in the Stockholder Consent will not become effective before a date which is 20 days after this Information Statement is first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by a majority of the holders of our Common Stock.

Additional copies of the Information Statement may be obtained by any person, including any beneficial owner, without charge and upon request directed to Ms. Moira Conlon or Ms. Julie MacMedan at Financial Profiles by telephone at (310) 478-2700, by e-mail at patriotnational@finprofiles.com, or by mail at Patriot National, Inc., 401 E. Las Olas Blvd., Suite 1650, Fort Lauderdale, FL 33301, USA. To ensure timely delivery of these documents, any request should be made by November 17, 2015. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in the accompanying Information Statement.

By Order of the Board of Directors of Patriot National, Inc.

/s/ Christopher A. Pesch
Christopher A. Pesch Executive Vice President, General Counsel, Chief Legal Officer and Secretary

October 28, 2015

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED

TO STOCKHOLDERS ON OR ABOUT NOVEMBER 3, 2015.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PATRIOT NATIONAL, INC.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS

IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being furnished on or about October 28, 2015, to the holders of record of the common stock, par value $0.001 per share (“Common Stock”) of Patriot National, Inc. (the “Company”) in connection with the action by written consent of the holders of a majority of our issued and outstanding shares of Common Stock (the “Written Consent”) taken without a meeting to approve the actions described in this Information Statement.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders. In addition, the Closing of the Transaction (as defined below) is subject to other customary closing conditions which need to be satisfied prior to the Closing of the Transaction.

On July 20, 2015 the Board of Directors (the “Board”) of the Company approved and stockholders of the Company, collectively representing approximately 61% of the issued and outstanding shares of Common Stock consented in writing to the actions described below. Such approval and consent constitute the approval and consent of a majority of the total number of shares of the Company’s outstanding Common Stock and is sufficient under Section 228 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, and the rules of the New York Stock Exchange to approve such actions. Accordingly, the actions will not be submitted to the other stockholders of the Company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the actions in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

In order to eliminate the costs and management time involved in holding a meeting and obtaining proxies and in order to effect the Transaction as early as possible in order to accomplish the purposes hereafter described, we elected to utilize the Written Consent of the holders of a majority of the outstanding shares of our Common Stock.

SUMMARY OF CORPORATE ACTIONS AND THE TRANSACTION

General

On July 20, 2015 the Company entered into a Membership Interest Purchase Agreement (as amended, the “Membership Interest Purchase Agreement” or “Purchase Agreement”) with Global HR Research LLC (“Global HR”), In Touch Holdings LLC (“In Touch”), certain individuals (together with In Touch, the “Sellers”) and Brandon G. Phillips (the “Sellers’ Representative”), pursuant to which the Company will acquire all of the outstanding membership interests of Global HR (the “Membership Interests”) in consideration for $24,000,000 in cash and 1,062,574 shares of Common Stock (the “Transaction”). The number of shares of Common Stock to be issued was determined by dividing $18,000,000 by the Company’s closing stock price on July 20, 2015, the day of the signing of the Purchase Agreement. On August 21, 2015, the Purchase Agreement was amended to provide, among other things, that in lieu of 1,062,574 shares of Common Stock, (i) the Sellers would receive 444,096 shares of Common Stock upon the closing of the Transaction and (ii) In Touch would receive, at the Company’s discretion, either 617,478 shares of Common Stock (the “Deferred Stock Consideration”) or $10,477,017 in cash, to be paid on the earlier of November 20, 2015, the 21st day after the delivery of this information statement or the effective date of a registration statement for the Common Stock, and the Transaction closed on such terms. Because the amount of the Stock Consideration (as defined below) is fixed and will not change based on the price of the Company’s Common Stock the actual value of the Stock Consideration on the Closing Date (as defined below) could be more or less than the value of the Stock Consideration on the Signing Date (as defined below). The issuance of the Stock Consideration is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and we expect to rely upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder for an exemption from registration.

One of the Company’s directors, Austin J. Shanfelter (“Mr. Shanfelter” or the “Related Party Director”), indirectly controlled Global HR. Mr. Shanfelter owned 84% of the equity interests in In Touch, which owned 75.5% of the equity interests of Global HR. If In Touch receives the Deferred Stock Consideration, it will receive 885,478 shares of Common Stock in the Transaction (the “Related Party Stock Issuance”), which was approximately 3% of the Company’s outstanding shares as of the date of the Purchase Agreement.

The approval by the stockholders of the Related Party Stock Issuance is required to ensure compliance with Section 312.03(b) (“Section 312”) of the New York Stock Exchange (“NYSE”) listed company manual. The provisions of Section 312 requiring such approvals are set forth as follows:

“(b) Shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to: (1) a director, officer or substantial security holder of the company; if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.”

Purchase Agreement

The following is a summary of material terms of the Purchase Agreement. Please see the section titled “Description of the Purchase Agreement” in this Information Statement for a more detailed summary of the material terms of the Purchase Agreement.

•	The Company acquired, on the Closing Date, all of the Sellers’ equity interests in Global HR;

•	The Company paid to the Sellers on the Closing Date, in consideration for the purchase of the Membership Interests, the sum of $24,000,000 in cash and 444,096 shares of the Company’s Common Stock;

•	The Company will pay to In Touch, at the Company’s discretion, either 617,478 shares of Common Stock or $10,477,017 in cash, to be paid on the earlier of November 20, 2015, the 21st day after the delivery of this information statement or the effective date of a registration statement for the Common Stock;

•	Only In Touch and Brandon G. Phillips, in his capacity as a Seller, will receive Stock Consideration;

•	The Initial Purchase Price (as defined below) is subject to adjustment after the Closing of the Transaction to reflect changes to Global HR’s estimated working capital on the Closing Date;

•	The Cash Consideration (as defined below) paid to the Sellers on the Closing Date was reduced by $500,000 and the Stock Consideration to be issued to the Sellers on the Closing Date was reduced by 94,451 shares, such withheld amounts of cash and shares to be withheld in an escrow account to be utilized for any post-closing adjustments to the Initial Purchase Price;

•	If the revenues for Global HR for its fiscal year 2016 are less than $12,800,000, then In Touch will forfeit and return 10% of its Stock Consideration to the Company;

•	Global HR used a portion of the Cash Consideration to, simultaneously with the Closing of the Transaction, purchase all of the remaining equity interests in the Acquired Companies (as defined below);

•	On the Closing Date, the Company entered into an agreement with the Sellers providing the Sellers with piggyback registration rights, subject to cutbacks and other customary provisions; and

•	The Closing of the Transaction was subject to other customary closing conditions which needed to be satisfied prior to the Closing.

Reason for Stockholder Approval

The Related Party Stock Issuance requires stockholder approval under Section 312 of the NYSE rules due to the number of shares of Common Stock being issued to an entity controlled by the Related Party Director being in excess of the one percent threshold described above. To ensure compliance with the NYSE requirements referenced above and the closing conditions of the Purchase Agreement, the Written Consent was obtained to approve the consummation of the Transaction in accordance with the terms of the Purchase Agreement.

General Effect on Rights of Existing Security Holders

The total number of shares of Common Stock that may be issued in the Transaction is 1,062,574, which represents approximately 4% of the Company’s outstanding shares as of the date of the Purchase Agreement. The issuance will have a limited dilutive effect on the equity interest and the earnings per share of existing holders of the Common Stock. Other than the dilutive impacts of having additional shares outstanding as described above, the relative voting and other rights of holders of the Common Stock will not be altered by the issuance of the additional shares of Common Stock. Each share of Common Stock will continue to entitle its owner to one vote.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approval obtained in connection with the Transaction other than the delivery of this Information Statement.

Notice pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of the corporate action without a meeting to the holders of record of our Common Stock who have not consented in writing to such action. This Information Statement is intended to provide such notice.

Stockholders Entitled to Information Statement; Record Date

This Information Statement is being mailed to you on or about November 3, 2015 and is also available on the Investor Relations section of the Company’s website (ir.patnat.com/). Additional copies of this Information

Statement may be obtained without charge and upon request directed to Ms. Moira Conlon or Ms. Julie MacMedan at Financial Profiles by telephone at (310) 478-2700, by e-mail at patriotnational@finprofiles.com, or by mail at Patriot National, Inc., 401 E. Las Olas Blvd., Suite 1650, Fort Lauderdale, FL 33301, USA. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

Pursuant to the Bylaws of the Company, the date the Written Consent was delivered to the Company was automatically established as the record date for the determination of stockholders entitled to receive this Information Statement and the Notice of Action Taken by Written Consent of the Stockholders.

Stockholder Proposals

No proposals have been provided by stockholders of the Company for inclusion in this Information Statement.

Dissenters Rights of Appraisal

Under the DGCL and our Certificate of Incorporation and bylaws, no stockholder has any right to dissent to the Transaction, nor is any stockholder entitled to appraisal of or payment for their shares of our stock.

Contact Information of the Company and Global HR:

Company:	Patriot National, Inc. 401 E. Las Olas Blvd., Suite 1650 Fort Lauderdale, FL 33301 Attn: Christopher A. Pesch Phone: (954) 670-2900 Email: cpesch@patnat.com

Global HR:	Global HR Research LLC 9530 Marketplace Road, Suite 301 Fort Myers, Florida 33912 Attn: Brandon Phillips Phone: (239) 476-0050 Email: BPhillips@ghrr.com

Additional Information

The Company files reports with the SEC, including annual and quarterly reports, as well as other information the Company is required to file pursuant to securities laws. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DESCRIPTION OF THE TRANSACTION

Background to Transaction

In February, 2015, senior management of the Company learned that Austin Shanfelter, one of the Company’s directors, was preparing Global HR for sale. Mr. Shanfelter had talked to various investment banks about a sale engagement that would involve an auction of Global HR’s business. Steven Mariano discussed the business and its products with Mr. Shanfelter. The Company’s senior management determined that the Company should send a team to visit Global HR and investigate the possible synergies with the Company’s business.

The Company’s mergers and acquisition team (the “M&A Team”) was sent to visit Global HR in March, 2015 and spent several weeks reviewing the business and products of Global HR. The M&A Team recommended to Mr. Mariano and the executive team that the Company consider an acquisition of Global HR.

Over the next 30 days, the M&A Team performed additional review of the business analyzed the potential and future performance of Global HR. The Company discussed possible valuations with its financial advisors, which supported the initial valuation of Global HR by the Company.

On May 11, 2015, Mr. Mariano discussed the possibility of a purchase of Global HR with the Company’s Board of Directors. Mr. Shanfelter was excused from the meeting. After considerable deliberation, the Board approved proceeding with due diligence and, if warranted, negotiation of a possible transaction.

In July 2015, the Company’s diligence was completed sufficiently to allow it to agree on a final price for the acquisition of Global HR. On July 15, 2015, the Company’s executive management approved proceeding with the Transaction. On July 16, 2015, the audit committee of the Board, in accordance with the Company’s related party transaction policy, approved the Transaction. On that same day, the full Board approved the Transaction. Mr. Shanfelter was not present in any of these meetings.

Reasons for Engaging in the Transaction

Currently, pre-employment background screening is a fragmented industry with many small, regional providers. This fragmentation provides significant growth opportunities for the Company. By integrating background screening into our employer service offerings, we are able to offer our customers a valuable front-end risk management tool.

Background checks are increasingly becoming mandatory by various state and federal regulatory agencies. Additionally, in the modern business environment, many employers are making background checks a requirement for all new-hires and are opting to outsource background screening to experienced professional companies to ensure compliance with the growing body of employment and privacy laws.

Insurance companies are also increasingly requiring that employers screen their new hires in order to more effectively manage risk. Background checks help employers protect their employees, customers and data by reducing the potential for theft, workplace violence, cyber breaches and other adverse events. By ensuring new employees are good hires, employers save the time and expense of finding replacements and/or litigating disputes.

After consideration and consultation with its advisors, the Board (other than the Related Party Director who recused himself from all deliberations and votes with respect to the Transaction) unanimously determined that the Transaction is in the best interests of the Company and the Company’s stockholders, and unanimously (with the Related Party Director recusing himself) approved and declared advisable, the Purchase Agreement and its related agreements. The Board believes that leveraging its distribution platform of over 27,000 present clients and the combination of the Company’s recognized sales capabilities with Global HR’s products and services would present significant integrated cross-selling opportunities.

Description of the Purchase Agreement

The following is a summary of the terms of Membership Interest Purchase Agreement entered into in connection with the Transaction. The issuance of the Stock Consideration is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and we expect to rely upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder for an exemption from registration. This summary of the terms of the Purchase Agreement is intended to provide you with basic information concerning the Purchase Agreement. However, it is not a substitute for reviewing the Purchase Agreement, which is attached hereto as Appendix A. You should read this summary in conjunction with those documents.

Purchase Agreement

On July 20, 2015, the Company entered into the Purchase Agreement with the Sellers and the Sellers’ Representative and announced such action on July 21, 2015. The Purchase Agreement provides that upon satisfaction of certain closing conditions, the Company will purchase the Membership Interests in consideration of the Initial Purchase Price (the “Closing”).

On August 21, 2015, the Purchase Agreement was amended to provide, among other things, that in lieu of 1,062,574 shares of Common Stock, (i) the Sellers would receive 444,096 shares of Common Stock upon the closing of the Transaction and (ii) In Touch would receive, at the Company’s discretion, either 617,478 shares of Common Stock or $10,477,017 in cash, to be paid on the earlier of November 20, 2015, the 21st day after the delivery of this information statement or the effective date of a registration statement for the Common Stock.

Closing and Purchase Price

The Closing occurred on August 21, 2015 (the “Closing Date”). Pursuant to the Purchase Agreement, the Sellers received at the Closing, in consideration for the Company’s purchase of the Membership Interests, the sum of the following (the “Initial Purchase Price”): (i) $24,000,000 (the “Cash Consideration”), plus (ii) 444,096 shares of the Common Stock of the Company (the “Initial Stock Consideration”) less the Escrow Amount (as defined below). The Cash Consideration (as defined below) paid to the Sellers on the Closing Date was reduced by $500,000 and the Initial Stock Consideration was reduced by 94,451 shares, such withheld amounts of cash and shares being withheld in an escrow account to be utilized for any post-closing adjustments to the Initial Purchase Price

Global HR used a portion of the Cash Consideration to, simultaneously with the Closing of the Transaction, purchase all of the remaining equity interests in the following six limited liability companies in which Global HR was a minority investor: Global HR Research NE, LLC, Global HR Research SE, LLC, Global HR Research NW, LLC, Global HR Research South Florida, LLC, Global HR Research West LLC, and Global HR Research Central Florida, LLC (the “Acquired Companies”).

Deferred Consideration

On the earlier of November 20, 2015, the 21st day after the delivery of this information statement or the effective date of a registration statement for the Common Stock, the Company shall deliver to In Touch, at the Company’s discretion, either 617,478 shares of Common Stock (together with the Initial Stock Consideration, the “Stock Consideration”) or $10,477,017 in cash.

Escrow and Purchase Price Adjustments

The parties to the Purchase Agreement agreed to a target working capital of $150,000 (the “Target Working Capital”). Three business days prior to the Closing Date, Global HR delivered to the Company an estimate of Global HR’s actual working capital as of the Closing Date (the “Estimated Working Capital”). The Purchase Agreement provides that if the Estimated Working Capital is less than the Target Working Capital, the Cash Consideration will be reduced by the deficiency, and if the Estimated Working Capital is greater than the Target Working Capital, then the Cash Consideration will be increased by the excess.

The Cash Consideration paid to the Sellers on the Closing Date was reduced by $500,000 and the Stock Consideration (as defined below) issued to the Sellers on the Closing Date was reduced by 94,451 shares (the “Escrow Amount”) such withheld amounts of cash and shares being withheld in an escrow account with SunTrust Bank or another mutually-agreed upon escrow agent to be utilized for any post-closing adjustments to the Initial Purchase Price in favor of the Company.

Within 90 days following the Closing, the Company will deliver its calculation of the Closing Date working capital (the “Final Working Capital”) based on actual numbers as of the end of business on the Closing Date (the “Final Closing Date Balance Sheet”). The Sellers’ Representative will then have 30 days to object to the Final Closing Date Balance Sheet delivered by the Company by delivering a statement of objections. If the Company and the Sellers’ Representative are unable to resolve the dispute within 30 days of the delivery of such statement of objections then the dispute will be referred to McGladrey LLP (or another mutually-agreed upon independent public accounting firm) for resolution within 30 days of its engagement.

If the Final Working Capital is determined to be greater than or equal to the Estimated Working Capital, the Company will pay the Sellers such difference. If the Final Working Capital is determined to be less than the Estimated Working Capital, the Company will be paid such difference from the Escrow Amount.

Clawback

If the revenues for Global HR for its fiscal year 2016 are less than $12,800,000 (the “Revenue Target”), then In Touch shall forfeit and return to the Company 10% of its Stock Consideration.

Representations and Warranties

In the Purchase Agreement, Global HR makes representations and warranties to the Company regarding, among other things, its organization and qualification, authority to enter into the Transaction, its subsidiaries and the Acquired Companies, its capitalization, delivery of financial statements, governmental and third party consents required, its intellectual property, litigation matters, regulatory compliance, employee benefit plans, customers and related party transactions. Each of the Sellers also makes representations and warranties to the Company regarding, among other things, such Seller’s authority to enter into the transactions, beneficial ownership of the Membership Interests, receipt of the Stock Consideration for its own account, relating to its status as a sophisticated investor, and that it has satisfactory investigated and evaluated the Common Stock.

Likewise, the Company also makes representations and warranties to the Sellers regarding, among other things, the Company’s organization, authority to enter into the Transaction, consents required, litigation matters, the due issuance of the Stock Consideration and delivery of this Information Statement.

All representations and warranties survive for a period of two years after the Closing, provided that certain fundamental representations and warranties of each of the parties will survive for the applicable statute of limitations plus 90 days.

Covenants

In the Purchase Agreement, the parties agree to certain covenants regarding, among other things, the conduct of Global HR prior to the Closing, the exclusivity of the Purchase Agreement, confidentiality and restrictions on public announcements, the actions the parties are required to take to obtain government approvals and deliver this Information Statement, the Sellers’ agreement not to compete for three years with the Business (as defined below), the Seller’s agreement to not solicit for five years certain distributors, suppliers, customers and employees of the Business, and reimbursement to the Company of expenses related to certain audits of its financial statements Global HR is required under the Purchase Agreement to perform.

All pre-closing covenants survive for a period of two years after the Closing.

Indemnification

The Purchase Agreement provides that the Sellers shall indemnify the Company, Global HR, the Acquired Companies and their respective representatives, successors and assigns for any losses resulting from (i) any breach of the representations and warranties made in the Purchase Agreement by Global HR or the Sellers, (ii) any breach of a covenant or other agreement to be performed before the Closing Date by Global HR or any Seller, (iii) any claim relating to the equity interests in the Acquired Companies, (iv) claims relating to Global HR’s indebtedness, transaction expenses and broker’s or agent’s fees arising out of the Transaction, or (v) certain tax liabilities including liability for pre-Closing taxes owed by Global HR.

The Purchase Agreement also provides that the Company shall indemnify the Sellers and their respective representatives, successors and permitted assigns for any losses resulting from (i) any breach of a representation or warranty made by the Company in the Purchase Agreement, (ii) any breach of a covenant or other agreement made by the Company in the Purchase Agreement or (iii) claims relating to broker’s or finder’s fees or expenses arising out of the Transaction.

Registration Rights

The Purchase Agreement provides that the Company and the Sellers will, at Closing, enter into a registration rights agreement providing the Sellers with piggyback registration rights, subject to cutbacks and other customary provisions. Such registration rights agreement was entered into on the Closing Date.

DESCRIPTION OF BUSINESS

The Companies

Patriot National. Inc.

The Company is a national provider of comprehensive outsourcing solutions within the workers’ compensation marketplace for insurance companies, employers, local governments and reinsurance captives. We offer an end-to-end portfolio of services to increase business production, contain costs and reduce claims experience for our clients. We leverage our strong distribution relationships, proprietary business processes, advanced technology infrastructure and management expertise to deliver valuable solutions to our clients. We strive to deliver these value-added services to our clients in order to help them navigate the workers’ compensation landscape, ensure compliance with state regulations, handle all aspects of the claims process and ultimately contain costs.

The Company offers two types of services: brokerage, underwriting and policyholder services and claims administration services.

We generate fee income for our services from our clients based on (1) a percentage of premiums for the policies we service, (2) the cost savings we achieve for our clients or (3) a fixed fee for a particular service. Unlike our insurance and reinsurance carrier clients, we do not generate underwriting income or assume underwriting risk on workers’ compensation plans. Patriot National is headquartered in Ft. Lauderdale, Florida.

Global HR Research LLC1

Global HR is a limited liability company engaged in the business of providing talent acquisition, management, and pre-employment background screening to employers including: screening job candidates, providing applicant tracking systems, criminal histories, education and employment verification, social security verifications, employee credit reports, driving records, employee assessments, substance abuse testing, form electronic employment applications and personality assessments (the “Business”).

The Sellers

In Touch Holdings LLC is a holding company that controlled Global HR. The other Sellers are individuals who are employees of Global HR or its affiliates.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Patriot National, Inc.

The following table presents selected historical consolidated financial data for the Company as of and for the fiscal years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2015 and 2014. As an “emerging growth company”, the Company is not required to provide financial information prior to the earliest audited period that was presented in connection with its initial public offering so information for 2011 and 2010 are not provided. The consolidated financial statements for interim periods reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for interim periods. Historical financial information may not be indicative of the Company’s future performance.

The selected historical financial data presented below should be read in conjunction with the financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 and other financial information incorporated by reference in this information statement.

	Year ended December 31,			Six months ended June 30,
	2014	2013	2012	2015	2014
(in thousands of U.S. dollars, except per share amounts)				(unaudited)
Total Revenues	$117,264	$59,910	$38,432	$47,332	$15,742
Net Income (Loss)	10,414	(6,186)	344	1,020	(5,597)
Earnings (Loss) Per Common Share
Basic	0.66	(0.43)	0.02	0.04	(0.39)
Diluted	0.66	(0.43)	0.02	0.04	(0.39)
Cash	4,251	1,661	1,684	9,893	—
Total Assets	142,102	35,979	28,430	225,552	—
Total Debt	115,591	45,330	4,712	—	—

Global HR Research LLC

The following table presents selected historical financial data for Global HR as of and for the fiscal year ended December 31, 2014 and the six months ended June 30, 2015 and 2014. The financial statements for interim periods reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for interim periods. Historical financial information may not be indicative of Global HR’s future performance.

The selected historical financial data presented below should be read in conjunction with Global HR’s audited financial statements and accompanying notes, which are attached as Exhibit 99.1 to this information statement and Global HR’s unaudited financial statements and accompanying notes, which are attached as Exhibit 99.2 to this information statement.

	Year ended December 31,	Six months ended June 30,
	2014	2015	2014
		(unaudited)
Revenues	$9,680,847	$5,838,919	$4,769,575
Net Income (Loss)	(561,041)	(167,283)	(164,461)
Cash	311,197	(239,749)	—
Total Assets	2,804,929	3,024,120	—
Total Liabilities	3,189,463	3,643,937	—

[1]	Following the transaction, Global HR was converted from a limited liability company to a corporation.

PRO FORMA FINANCIAL INFORMATION

Unaudited pro forma financial statements for the Company are attached as Exhibit 99.3 to this information statement. The following tables provide selected per share pro forma data for the Company. The pro forma book value per share as of June 30, 2015 is computed by dividing pro forma consolidated Company Total Equity of $81,298,000 on June 30, 2015 by the pro forma weighted average number of common shares outstanding.

Patriot National, Inc.

	Year ended December 31, 2014		Six months ended June 30, 2015
			(unaudited)
Book value per share
Basic	$	N/A	$3.01
Diluted		N/A	2.94
Earnings (Loss) per Common Share
Basic		0.50	0.18
Diluted		0.49	0.17

VOTING AND VOTE REQUIRED

Pursuant to the Company’s Bylaws and the rules of the NYSE, a vote by the holders of at least a majority of the Company’s outstanding Common Stock is required to affect the actions described herein. The Company’s Amended and Restated Certificate of Incorporation, as amended, does not authorize cumulative voting. As of the record date, July 20, 2015, the Company had 26,701,049 shares of Common Stock issued and outstanding. The voting power representing not less than a majority of our Common Stock is required to pass any stockholder resolutions. The consenting stockholders hold approximately 61% of the voting power attributed to the Company’s issued and outstanding shares of Common Stock. Pursuant to the DGCL, and in accordance with the statements above, the consenting stockholders voted in favor of the actions described herein in the Written Consent, dated July 20, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2015 as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of Common Stock, (ii) each of the Company’s current named executive officers, (iii) each of the Company’s current directors and (iv) all the Company’s current directors and named executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Patriot National, Inc., 401 East Las Olas Boulevard, Suite 1650, Ft. Lauderdale, Florida 33301.

Name of Beneficial Owner	Shares Beneficially Owned as of September 30, 2015	Percentage Beneficial Ownership
Directors and Named Executive Officers

Steven M. Mariano	16,864,186	62.3%
President, Chief Executive Officer and Chairman of the Board of Directors

John R. Del Pizzo	173,028	*
Director

Austin J. Shanfelter	283,543	1.1%
Director

Charles H. Walsh	9,438	*
Director

Quentin P. Smith	3,775	*
Director

Timothy J. Ermatinger	48,382	*
Executive Vice President; President of Patriot Care Management, Inc.

Michael W. Grandstaff	69,976	*
Executive Vice President

Judith L. Haddad	75,000	*
Executive Vice President and Chief Information and Technology Officer

Paul V. Halter	45,118	*
Executive Vice President and National Director of Field Operations; CEO of Patriot Underwriters, inc.

Michael R. McFadden	16,765	*
Executive Vice President of Patriot Services, Inc.; President of Forza Lien, Inc.

Christopher A. Pesch	338,495	1.3%
Executive Vice President; General Counsel; Chief Legal Officer and Secretary

Thomas Shields	70,588	*
Executive Vice President; Chief Financial Officer; Treasurer

Executive Officers and Directors as a Group	17,956,622	66.4%

*	less than 1%
(1)	Percentages based on 27,050,694 shares of Common Stock outstanding as of September 30, 2015.

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of the Company which may result in a change in control of the Company.

Interests of Certain Persons in Matters Acted Upon

Steven M. Mariano, the Company’s President, Chairman and Chief Executive Officer, voted and consented to approve the Transaction. Mariano beneficially owned approximately 61% of the outstanding Common Stock prior to the Transaction.

Austin J. Shanfelter, one of the Company’s directors, owned 84% of the equity interests in In Touch, which owned 75.5% of the equity interests of Global HR prior to the Transaction.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS.

The Company may deliver only one information statement to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of this Information Statement to a stockholder at a shared address to which a single copy was delivered, upon written or oral request to the Company at the following address and telephone number:

Patriot National, Inc.

401 E. Las Olas Blvd., Suite 1650

Fort Lauderdale, FL 33301

Attn: Christopher A. Pesch

Phone: (954) 670-2900

In addition, a stockholder can direct a notification to the Company at the phone number and mailing address listed above that the stockholder wishes to receive a separate information statement in the future. Stockholders sharing an address that receive multiple copies can request delivery of a single copy of the information statements by contacting the Company at the phone number and mailing address listed above.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The Board has determined that the actions set forth herein are in the best interests of the Company and directed the executive officers of the Company to take all actions required to secure the approval thereof by the Company’s stockholders by consent.

The approval of the Related Party Stock Issuance and the Transaction was taken based upon the unanimous recommendation of the Board (other than the Related Party Director, who took no action in the deliberation and recused himself), and is evidenced by the Written Consent, dated July 20, 2015, of the consenting stockholders collectively representing approximately 61% of the Company’s issued and outstanding shares of Common Stock, approving the Related Party Stock Issuance and the Transaction.

By Order of the Board of Directors,

Patriot National, Inc.

/s/ Christopher A. Pesch
Christopher A. Pesch Executive Vice President, General Counsel, Chief Legal Officer and Secretary Fort Lauderdale, Florida October 28, 2015

Exhibit A

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Global HR Research LLC,

Patriot National, Inc.,

and

The Sellers Named on the

Signature Pages Hereto

Dated as of July 20, 2015

i

ii

EXHIBITS:

Exhibit A	-	Escrow Agreement
Exhibit B	-	Registration Rights Agreement

SCHEDULES:
Schedule 1.2(b)	-	Purchase Price Disbursement Schedule
Schedule 1.2(c)	-	Purchased Acquired Company Equity Interests
Schedule 1.2(e)	-	Working Capital Calculation
Schedule 3.3	-	Acquired Companies
Schedule 3.4	-	Ownership of the Company
Schedule 3.8(a)	-	Company Financial Statements
Schedule 3.12	-	Material Contracts
Schedule 3.13	-	Real Property
Schedule 3.15(a)	-	Intellectual Property
Schedule 3.15(f)	-	Software Disclosure
Schedule 3.19	-	Litigation
Schedule 3.21	-	Material Licenses and Permits
Schedule 3.23(a)	-	Employee Benefit Plans
Schedule 3.24	-	Employees
Schedule 3.27	-	Bank Accounts
Schedule 3.28	-	Customers
Schedule 3.30	-	Related Party Transactions

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 20, 2015 (the “Signing Date”), by and among Global HR Research LLC, a Florida limited liability company (the “Company”), In Touch Holdings LLC, a Florida limited liability company (“ITH”), Brandon G. Phillips (“Phillips”), James E. Parker (“Parker”) and Ivette Ruiz Babylon (“Babylon”), each an individual, as sellers (together, the “Sellers”), Brandon G. Phillips as the Sellers’ Representative (the “Sellers’ Representative”), and Patriot National, Inc., a Delaware corporation, as buyer (the “Buyer”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article X below.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding equity interests of the Company (the “Membership Interests”); and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Membership Interests, pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall purchase, acquire and accept the Membership Interests from the Sellers, and the Sellers shall sell, convey, assign and transfer the Membership Interests to the Buyer, free and clear of all Liens and together with all rights now and hereafter attaching thereto.

Section 1.2 Purchase Price; Closing Payments.

(a) General. The aggregate consideration to be paid (or to be provided in the case of the Buyer Common Stock hereafter defined) by the Buyer to or for the account of the Sellers in consideration for the purchase of the Membership Interests shall be the sum of the following (the “Initial Purchase Price”): (i) (A) Twenty Four Million Dollars ($24,000,000) (the “Cash Consideration”), plus (ii) 1,062,574 shares ( the “Stock Consideration”) of the common stock of the Buyer, par value $0.001 per share (the “Buyer Common Stock”). The Initial Purchase Price is subject to adjustment pursuant to Section 1.2(e), and the Initial Purchase Price, as so adjusted, is referred to as the “Purchase Price”.

(b) Purchase Price Disbursement Schedule. The Cash Consideration and the Stock Consideration shall be allocated and paid to each of the Sellers as set forth on purchase price disbursement schedule attached to this Agreement as Schedule 1.2(b) (the “Purchase Price Disbursement Schedule”). The Purchase Price Disbursement Schedule shall also show the amount of the Escrow Amount allocated to each of the Sellers.

(c) Simultaneous Closing and Acquired Companies. On the Closing Date, the Buyer shall wire a portion of the Cash Consideration to the Company in an amount sufficient to permit the Company to purchase, and the Company shall purchase, the outstanding Equity Interests not owned by the Company in the Acquired Companies, in the amounts and to the parties set forth on Schedule 1.2(c). Immediately upon confirmation of the closing of the purchase of such Equity Interests the Buyer shall pay the remainder of the Cash Consideration and the Stock Consideration in accordance with this Section 1.2.

(d) Other Closing Date Payments. At the Closing, in accordance with the terms and conditions set forth in this Agreement, the Buyer shall:

(i) Pay (or in the case of the Buyer Common Stock issue) the Cash Consideration (less the cash portion of the Escrow Amount and the cash used to purchase the Equity Interests in the Acquired Companies) and the Stock Consideration (less the shares of the Buyer Common Stock that are part of the Escrow Amount) in accordance with the Purchase Price Disbursement Schedule; and

(ii) Deliver Five Hundred Thousand Dollars ($500,000) in cash and 94,451 shares of the Buyer Common Stock (the “Escrow Amount”) to SunTrust Bank (the “Escrow Agent”), by wire transfer of immediately available funds, with such funds to be held, invested, and disbursed by the Escrow Agent in accordance with the terms of that certain Escrow Agreement, dated as of the Closing Date, by and among the Buyer, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”), in a form to be mutually agreed to by the Parties to satisfy (i) any adjustments to the Purchase Price in favor of the Buyer pursuant to Section 1.2(e) and (ii) any and all claims made by the Buyer or any other the Buyer Indemnified Party against the Sellers pursuant to Article VIII and Article IX. The Buyer shall be responsible for all fees and expenses of the Escrow Agent. For purposes of making payments from the Escrow Amount pursuant to this Agreement (including claims made pursuant to Section 1.2(e)(iii)(F)1, Article VIII and Article IX), the value of any Buyer Common Stock shall be fixed at the Signing Date Stock Price.

(e) Purchase Price Adjustment.

(i) Estimated Working Capital Calculations. The Company shall prepare, in good faith and in accordance with GAAP, a balance sheet of the Company as of the end of business on the Closing Date (the “Estimated Closing Date Balance Sheet”) and a draft calculation of Closing Working Capital based on the Estimated Closing Date Balance Sheet and prepared in accordance with Schedule 1.2(e) (“Estimated Working Capital”). The Company shall deliver the Estimated Closing Date Balance Sheet and calculation of the Estimated Working Capital three (3) Business Days prior to the Closing Date. If on the Closing Date the Estimated Working Capital is less than the Target Working Capital, the Cash Consideration will be decreased dollar for dollar by such deficiency. If the Estimated Working Capital is greater than the Target Working Capital, the Cash Consideration will be increased dollar for dollar by such excess.

(ii) Calculation of Post-Closing Adjustment.

(A) Within ninety (90) days following Closing, the Buyer shall prepare the balance sheet of the Company (the “Final Closing Date Balance Sheet”) based on actual numbers as of the end of business on the Closing Date, prepared in accordance with GAAP, which shall include the Buyer’s calculation of Closing Working Capital in accordance with Schedule 1.2(e).

(B) The Buyer shall deliver to the Sellers’ Representative the Buyer’s Final Closing Date Balance Sheet and proposed calculation of Closing Working Capital and the proposed Post-Closing Adjustment.

(iii) Examination and Review.

(A) Examination. The Sellers’ Representative shall have 30 days after the Buyer’s delivery referenced in Section 1.2(e)(ii)(B) above (the “Review Period”) to review the Final Closing Date Balance Sheet as it relates to the Buyer’s calculation of Closing Working Capital and the proposed Post-Closing Adjustment. During the Review Period, the Sellers’ Representative shall be permitted to review (during normal business hours and upon reasonable prior notice) the books, records, working papers and back-up materials of the Buyer to the extent that they relate to the calculation of Closing Working Capital and the proposed Post-Closing Adjustment.

(B) Objection. On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Closing Working Capital by delivering to the Buyer a written statement setting forth any such objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Date Balance Sheet, the Buyer’s calculation of Closing Working Capital, and the Post-Closing Adjustment shall be deemed to have been accepted by the Sellers, and the Buyer’s calculation of Closing Working Capital and the Post-Closing Adjustment shall be deemed the Final Working Capital and the Post-Closing Adjustment shall be deemed determined and final and binding on all parties. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment, the Closing Working Capital, and the Final Closing Date Balance Sheet with such changes as may have been previously agreed in writing by the Buyer and the Sellers’ Representative, shall be final and binding on all parties (and such modified calculation of Closing Working Capital and the Post-Closing Adjustment shall be deemed the Final Working Capital and Post-Closing Adjustment).

(C) Resolution of Disputes. If the Sellers’ Representative and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then the Buyer and the Sellers’ Representative shall refer any amounts remaining in dispute (the “Disputed Amounts”) for resolution to McGladrey LLP (or, if such firm is unable or unwilling to act, another internationally recognized independent public accounting firm as shall be agreed upon in writing by the Sellers’ Representative and Buyer, or, if such parties cannot agree, as selected by the American Arbitration Association) (the “Independent Accountants”). Such referral shall be made in writing to the Independent Accountants. The parties shall furnish the Independent Accountants, at the time of such referral, with the Final Closing Date Balance Sheet and the Statement of Objections. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Amounts. The Independent Accountants shall make a written decision as to the items in dispute. The Independent Accountants shall only resolve the Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Date Balance Sheet and the Statement of Objections, respectively.

(D) Fees and Expenses. The fees and expenses of the Independent Accountants incurred in the resolution of the Disputed Amounts shall be allocated and paid by the Buyer, on the one hand, and by the Sellers, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute and such determination shall be made by the Independent Accountants and set forth in their report. Any payments to be made pursuant to this Section 1.2(e)(iii)(D) shall be made within five (5) Business Days after the decision of the Independent Accountants.

(E) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Buyer and the Sellers’ Representative shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Closing Date Balance Sheet and determination of Final Working Capital and the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent manifest error or willful misconduct.

(F) Payment of Post-Closing Adjustment.

1. In the event that the Final Working Capital is determined to be greater than or equal to the Estimated Working Capital, subject to the terms and condition of this Agreement, the Buyer will pay to the Sellers the amount of any such difference in cash. In the event that the Final Working Capital is determined to be less than the Estimated Working Capital, subject to the terms and condition of this Agreement, the Sellers will pay to the Buyer the amount of any such difference in cash or, at the Buyer’s Option, from the Escrow Amount as provided in Section 1.2(e)(iii)(F)2. Any payment pursuant to this Section 1.2(e)(iii)(F)1 shall be called a “Post-Closing Adjustment”. Any Post-Closing Adjustment owed to the Buyer shall be borne by each Seller in accordance with the percentages set forth on Schedule 3.4.

2. Any payment to the Buyer pursuant to Section 1.2(e)(iii)(F)1 will be effected by wire transfer of immediately available funds from the Sellers to an account designated by the Buyer, or, at the option of the Buyer, may be satisfied, in full or in party, by payment from the Escrow Amount; provided that the Escrow Amount shall only satisfy each Seller’s payment obligations under Section 1.2(e)(iii)(F)1 on a pro rata basis in accordance with the percentages set forth on Schedule 3.4. Any payment to the Sellers pursuant to Section 1.2(e)(iii)(F)1 will be effected by wire transfer of immediately available funds to an account or accounts designated by the Sellers or the Sellers’ Representative in accordance with the Purchase Price Disbursement Schedule. Such payments will be made within five (5) Business Days following the final determination of the Final Closing Date Balance Sheet in accordance with Section 1.2(e).

Section 1.3 Purchase Price Allocation. The Parties agree to allocate the Purchase Price and any assumed liabilities (together with other relevant amounts) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Buyer shall prepare a schedule setting forth an allocation of the Purchase Price and any assumed liabilities (together with other relevant amounts) among each of the assets of the Company and, as applicable, the Acquired Companies (the “Allocation”), and deliver such Allocation to the Sellers’ Representative within forty-five (45) days after the Closing Date. The Sellers’ Representative shall have the right to review such Allocation and, to the extent Sellers’ Representative disagrees with the Allocation, Sellers’ Representative shall notify the Buyer in writing of any objections within thirty (30) days after receipt of such Allocation. The Buyer and the Sellers’ Representative shall use their reasonable best efforts to reach agreement on the disputed items or amounts, if any. If the Buyer and the Sellers’ Representative are unable to reach an agreement regarding the Allocation then, within thirty (30) days following receipt by the Buyer of the Sellers’ Representative’s objections, any disagreement shall be resolved by the Independent Accountant. Any fees and expenses of the Independent Accountant pursuant to this Section 1.3 shall be borne equally by the Parties. The Allocation, as prepared by the Buyer if no timely objection by the Sellers’ Representative has been given, as adjusted pursuant to any agreement between the Parties or as determined by the Independent Accountant (the “Final Allocation”) shall be final and binding on the Parties. Except as otherwise required pursuant to a final “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign law), the Parties agree to report consistently with the Final Allocation on their Tax Returns (including Internal Revenue Service Form 8594), and to not take any position for applicable Tax purposes that is inconsistent with the Allocation. If the Purchase Price is adjusted pursuant to this Agreement, the Parties shall use their reasonable best efforts to mutually agree to an allocation of any such adjustment in a manner consistent with the Final Allocation and this Section 1.3.

Section 1.4 Withholding Rights. The Buyer (and its Affiliates) shall be entitled to deduct and withhold any amounts from the consideration otherwise payable pursuant to this Agreement that are required to be withheld with respect to the making of any such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that such amounts are so withheld and paid over to the proper Taxing Authority by the Buyer (or its Affiliates), such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.5 Clawback. If the revenues for the Company for its fiscal year 2016 are not equal to or greater than $12,800,000 (the “Revenue Target”), then ITH agrees that 10% of the shares of Buyer Common Stock comprising the Stock Consideration issued to ITH shall be forfeited (the “Forfeited Shares”) and returned to the Buyer promptly (but in any event within five (5) Business Days) after notice to the Sellers’ Representative that the Revenue Target was not achieved. ITH shall cooperate with the Buyer in providing any necessary documentation to effect the transfer back to the Buyer of the Forfeited Shares. ITH acknowledges that the number of shares of Buyer Common Stock subject to the clawback provisions of this Section 1.5 shall be noted on the applicable certificates representing shares of Buyer Common Stock and in the Buyer’s stock transfer books. The rights of the Buyer under this Section 1.5 automatically terminate if the Revenue Target is met.

ARTICLE II.

CLOSING

Section 2.1 Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place at 10:00 a.m. Eastern Time, on the date that is the later of (i) the date that is no later than the third Business Day following the satisfaction or waiver of each of the conditions to the obligations of the parties hereto set forth in Article VII (other than those conditions that are to be satisfied at the Closing or have been waived as of such date) and (ii) August 20, 2015 (the “Closing Date”), (but in no event later than the Outside Date) at the offices of the Company or on such other date or at such other time and place as the parties hereto mutually agree in writing.

Section 2.2 Effective Time. The Closing shall be deemed effective as of 12:01 am, Eastern Time, on the Closing Date (the “Effective Time”).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer with respect to the matters specified in this Article III as follows:

Section 3.1 Organization and Qualification. The Company and each of the Acquired Companies is a limited liability company or other form of entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. The Company and each of the Acquired Companies has the requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted, to own and lease the Assets which it owns and leases and to perform all of its obligations under each Contract by which it is bound. The Company and each of the Acquired Companies is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of the jurisdictions where the nature of its business or the ownership or leasing of its Assets requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the certificate of formation and operating agreement of the Company and each of the Acquired Companies (or comparable organizational documents), each as amended to date, have heretofore been made available to the Buyer.

Section 3.2 Authorization; Enforceability. The Company has the requisite right, power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, and such actions have been duly authorized by all necessary action of the Sellers and of the Company’s managers. This Agreement has been duly executed and delivered by the Company, and the Other Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered by the Company, and this Agreement and the Other Agreements constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.3 Subsidiaries.

(a) Except for Global HR Manager LLC, a Florida limited liability company, for which the Company is the sole member (“Global HR Manager”), and the Acquired Companies, the Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company or other legal entity, whether incorporated or unincorporated.

(b) The name, jurisdiction of organization, and authorized equity and issued and outstanding membership interests of each of the Acquired Companies are as set forth on Schedule 3.3. As of the Effective Time, the Company will own, directly or indirectly, all of the issued and outstanding membership interests of each of the Acquired Companies (collectively, the “Acquired Companies Interests”), and the Acquired Companies Interests are validly issued. Other than the Acquired Companies Interests, there are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, membership interests or other membership or ownership interests (or securities convertible into or exchangeable for membership interests or other membership or ownership interests) of any of the Acquired Companies, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating any subsidiary to issue, transfer or dispose of any of its membership interests or other membership or ownership interests therein.

(c) The owners (other than the Company) of Equity Interests in the Acquired Companies have agreed to sell their Equity Interests to the Company for the amounts set forth on Schedule 1.2(c). The Company will have good and valid title to the Acquired Companies Interests at the Closing, free and clear of any Liens, and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims (other than restrictions on transferability generally imposed on securities under U.S. federal, state or foreign securities Laws).

Section 3.4 Ownership of the Company. The Sellers are the record and beneficial holders of the percentage of Membership Interests set forth opposite each Seller’s name on Schedule 3.4. All of such Membership Interests have been duly authorized and are validly issued, free and clear of all Liens, and have been issued in compliance with applicable Law. As of the date hereof, the Membership Interests constitute the only outstanding Equity Interests of the Company. No Equity Interests of the Company or any of the Acquired Companies are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales or repurchases by the Company or any of the Acquired Companies of their respective Equity Interests have been effected in compliance with all applicable federal and state securities laws. Except as contemplated by the Organizational Documents of the Company or the Acquired Companies, there are no voting trusts, proxies, or other agreements or understandings with respect to the Equity Interests of the Company or any of the Acquired Companies. Except for Global HR Manager or as contemplated by this Agreement with respect to the Acquired Companies, neither the Company nor any Acquired Company owns, directly or indirectly, or have any obligation to acquire, any Equity Interests of any Person.

Section 3.5 Options. Except as contemplated by the Organizational Documents of the Company, there are no authorized or outstanding subscriptions, options, rights (conversion, preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements or agreements of any nature whatsoever to which the Company is a party requiring the issuance, conversion, registration, voting, sale or transfer of any Equity Interests of the Company, or any synthetic equity, including without limitation, phantom stock, profits participation or stock appreciation rights or any securities convertible, directly or indirectly, into Equity Interests of the Company, or evidencing the right to subscribe for any Equity Interests of the Company, or giving any Person (other than the Buyer) any rights with respect to any Equity Interests of the Company.

Section 3.6 No Violation. Except as contemplated by the Organizational Documents of the Company or the Acquired Companies, neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of the Company or any of the Acquired Companies, (b) violate, conflict with or result in a Breach of, constitute a default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Contract or Lease to which the Company or any of the Acquired Companies is a party or by which any of their respective Assets are bound, or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to the Company or any of the Acquired Companies, any of their respective Assets, or their respective Equity Interests, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to the Membership Interests, the Company, any of the Acquired Companies or any of their respective Assets, (c) to the Company’s Knowledge, conflict with or violate in any respect any Laws applicable to the Company or any of the Acquired Companies or by which any of their respective Assets are bound or any of the Material Licenses and Permits held by the Company or any of the Acquired Companies, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any License or Permit, (d) alter or impair the ability of the Company or any of the Acquired Companies to conduct their respective businesses, or (e) give any Person the right to challenge any of the transactions contemplated hereby, or exercise any remedy or obtain any relief under any Law or any order of a judicial or arbitral authority to which the Company or any of the Acquired Companies may be bound.

Section 3.7 Consents.

(a) Third Party Consents. Neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Contract to which the Company or any of the Acquired Companies is a party or by which the Company or any of the Acquired Companies or any of their respective Assets is bound.

(b) Governmental Consents. No Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company or any of the Acquired Companies in connection with the execution, delivery and performance by the Company or any of the Acquired Companies of this Agreement and the Other Agreements to which the Company or any of the Acquired Companies is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a violation of any Law, License and Permits, (B) would result in any material Liability to the Company or any of the Acquired Companies, or (C) would prohibit the consummation of the transactions contemplated hereby and thereby.

Section 3.8 Financial Statements.

(a) Set forth on Schedule 3.8(a) are true and complete copies of (i) the audited balance sheet of the Company as of the fiscal year ending December 31, 2014, and the related statement of assets, liabilities and members’ deficit, statement of revenues and expenses and members’ deficit, and statement of cash flows (together with the related notes and related schedules thereto), accompanied by the reports thereon of the independent public accountant of the Company (the “Base Financial Statements”), (ii) the unaudited balance sheet of the Company as of the fiscal year ending December 31, 2013, and the related statement of assets, liabilities and members’ deficit, statement of revenues and expenses and members’ deficit, and statement of cash flows (together with the related notes and related schedules thereto) (the “2013 Financial Statements”) and (iii) the unaudited balance sheet of the Company as May 31, 2015 (the “Interim Financial Statements Date”) and the related statements of operations, comprehensive loss, members’ equity, and cash flows in each case for the portion of the period then ended (the “Interim Financial Statements” and, together with the 2013 Financial Statements and the Base Financial Statements, the “Financial Statements”). The Company will provide the Buyer, on a regular and timely basis prior to the Closing Date, the monthly financial statements of the Company for each month since the Interim Financial Statements Date. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition and the results of operation, change in members’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject to, in the case of the Interim Financial Statements, normal and recurring year-end adjustments which are not adverse and the absence of notes (which, if presented, would not be materially different from those contained in the Base Financial Statements for the 2014 fiscal year).

(b) The Estimated Closing Date Balance Sheet to be delivered pursuant to Section 1.2(e)(i), shall fairly present the financial position of the Company as of the Closing Date and shall be prepared in accordance with GAAP and the terms of this Agreement.

Section 3.9 Absence of Undisclosed Liabilities. Neither the Company nor or any of the Acquired Companies has any material Liability (and, to the Knowledge of the Company, there is no Basis for any present or future Legal Proceeding against the Company or any of the Acquired Companies giving rise to any Liability), except the Liabilities (a) that are accrued for or reserved against in the Interim Financial Statements, or (b) that have arisen since the Interim Financial Statements Date in the Ordinary Course of Business.

Section 3.10 Absence of Certain Changes. Since the Interim Financial Statements Date, except for the marketing of the Company for sale, the Company and the Acquired Companies have conducted their businesses in the Ordinary Course of Business, and since the Interim Financial Statements Date, there has been no Material Adverse Effect, nor to the Company’s Knowledge has any event occurred that could reasonably be expected to have a Material Adverse Effect, on the Company or any of the Acquired Companies or their respective businesses.

Section 3.11 Taxes.

(a) The Company and each of the Acquired Companies has timely filed all Tax Returns required by applicable Law, and such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of the Acquired Companies has paid and discharged all Taxes due and payable and, where payment is not yet due, has established, an adequate accrual for the payment of all Taxes on the Financial Statements. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of the Acquired Companies for any taxable period.

(c) There are no Liens with respect to Taxes on any of the assets of the Company or the Acquired Companies (other than Permitted Liens).

(d) No audits, claims, examinations or investigations with respect to Taxes of the Company or any of the Acquired Companies, are pending or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Acquired Company has been notified of any proposed assessment of Tax by a Taxing Authority.

(e) The Company and each Acquired Company has complied with all applicable Laws relating to the payment and withholding of Taxes, and has duly withheld and paid over to the proper Taxing Authority all amounts required to be withheld and paid over.

(f) No claim has ever been made by a Taxing Authority in a jurisdiction where neither the Company nor any Acquired Company files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any Acquired Company is party to any Tax indemnity, allocation, sharing or similar agreement.

(h) Neither the Company nor any Acquired Company (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or other consolidated, combined, unitary or aggregate Tax Return or (B) has any liability for the Taxes of another Person (other than the Company or the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any Acquired Company (A) has executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provisions of foreign, state or local law), (B) has received any private letter ruling of the Internal Revenue Service or comparable rulings of any other Taxing Authority (and no request for any such ruling is currently pending), (C) has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the last five years, or (D) has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) The Company and each Acquired Company is properly treated as a partnership for U.S. federal and applicable state and local income tax purposes and has been so treated at all times since its formation.

Section 3.12 Material Contracts. The Company has delivered to the Buyer a complete and correct copy of each material written Contract of the Company and the Acquired Companies (including contracts with vendors where payments in excess of $50,000.00 were (i) made in 2014; or (ii) were or are expected to be made in 2015), whether or not entered into in the Ordinary Course of Business, together with all amendments, exhibits, attachments, waivers or other changes thereto, and written descriptions of each material oral Contract, if any (the “Material Contracts”) and all such Material Contracts, other than (A) contracts between the Company and any of the Acquired Companies and (B) any contracts relating to Indebtedness of the Company or the Acquired Companies that have been paid off in full and for which a payoff letter has been delivered pursuant to Section 7.3(h)(viii), are set forth on Schedule 3.12. To the Company’s Knowledge, (i) each Material Contract is valid, binding, in full force and effect, and enforceable by the Company or the applicable Acquired Company against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is not subject to any material claims, charges, set-offs or defenses, (ii) neither the Company nor any of the Acquired Companies is in Breach or default under any of the Material Contracts, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a Breach or default by the Company or any of the Acquired Companies thereunder, (iii) neither the Company nor or any of the Acquired Companies has waived any material rights under any of the Material Contracts or modified any material terms thereof, and (iv) no other party to any Material Contract is in Breach or default in any respect thereunder, nor has any event occurred or is expected to occur (including without limitation the transactions contemplated hereby), which with the giving of notice or the passage of time (or both) would constitute a Breach or default by such other party thereunder. None of the Company’s or the Acquired Companies’ Contracts provide for an obligation by the Company or such Acquired Companies to defend or indemnify their customers.

Section 3.13 Real Property. Neither the Company nor or any of the Acquired Companies own any Real Property. Schedule 3.13 sets forth a complete and correct list of all Real Property in which the Company or any of the Acquired Companies has a leasehold interest (the “Company Real Property”). The Company has delivered to the Buyer a complete and correct copy of each Lease or other Contract pertaining to the Company Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (the “Company Leases”) all of which are identified on Schedule 3.13. Each of the Company Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except as such enforceability may be limited by the General Enforceability Exceptions. All conditions precedent to the enforceability of each Company Lease have been satisfied and there is no material Breach or default, nor state of facts which, with the passage of time, notice or otherwise, would result in a material Breach or default (i) on the part of or by the Company, or permit the termination, modification or acceleration of rent by the lessor thereunder, or (ii) to the Company’s Knowledge, on the part of the lessor thereunder.

Section 3.14 Personal Property. The Company and each of the Acquired Companies has good title to, a valid leasehold interest in, or a valid license to use, all material Assets reflected on the Interim Financial Statements as owned or used by the Company or any of the Acquired Companies, and all Assets necessary or useful in the operation of the Business, free and clear of any Liens, except as reflected on the Interim Financial Statements. All tangible Assets used by the Company or any of the Acquired Companies in the Ordinary Course of Business are in good working condition and repair and sufficient for the operation of the Business as presently conducted (normal maintenance, wear and tear excepted). All Assets owned, leased or licensed by the Company or any of the Acquired Companies are in the possession of, and under the control of, the Company or the applicable Acquired Company and are in good condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the Business as currently conducted. All tangible Assets of the Company and the Acquired Companies is located on or at the Company Real Property.

Section 3.15 Intellectual Property and Information Technology.

(a) Schedule 3.15(a) contains a true, complete and accurate list of all (i) Intellectual Property, including but not limited to Patents, Domain Names, registered Trademarks, trade names, slogans, logos and corporate names, material unregistered trademarks and material unregistered service marks owned by the Company (“Company-Owned Intellectual Property”), (ii) Intellectual Property licensed to the Company (“Licensed Intellectual Property”), (iii) pending applications for other registrations of Intellectual Property filed by or on behalf of the Company, and (iv) any other material and registrable Intellectual Property, other than Copyrights, that are owned by the Company but are not registered. Schedule 3.15(a) further sets forth all material licenses to which the Company is a party, as a licensee, and any other material Contracts under which the Company receives any rights to Intellectual Property. Schedule 3.15(a) sets forth all material licenses to which the Company is a party, as a licensor, and any other material Contracts under which the Company grants any rights to Intellectual Property.

(b) (i) The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Company-Owned Intellectual Property and Licensed Intellectual Property necessary for or used in the operation of the business of the Company as presently conducted and as presently proposed to be conducted, including but not limited to all Intellectual Property in all Company Products and all Software used in the IT Systems, free and clear of all Liens other than Permitted Liens.

(ii) There are no unresolved or, to the Knowledge of the Company, threatened claims against the Company asserting the invalidity, misuse or unenforceability, or contesting the ownership or registrability, of any of the Company-Owned Intellectual Property or Licensed Intellectual Property and, to the Knowledge of the Company, there is no basis for any such claim. The Company has not received any claims or notices of any infringement of, misappropriation of, or conflict with, the Intellectual Property of other Persons by the Company (including any demand or request that the Company license any rights from another Person, or cease and desist any allegedly wrongful activity). The conduct of the Company’s business, including the Company Products, does not currently infringe, misappropriate or conflict with any Intellectual Property of other Persons and has not done so during the past five years. To the Knowledge of the Sellers, the Company-Owned Intellectual Property is not and has not been infringed or misappropriated by other Persons. The Company has not requested or received any opinions of counsel related to the foregoing.

(iii) The Company-Owned Intellectual Property is not subject to any restrictions or limitations regarding use or disclosure. Without limiting the generality of the foregoing, the Company owns and possesses all right, title and interest in and to all Intellectual Property (x) created or developed by the Company employees, consultants or contractors or under the direction or supervision of the Company’s employees, consultants or contractors relating to the business of the Company or (y) embodied in any Company Products (excluding the Third Party Software Components); and, to the Knowledge of the Company, no current or former employee, consultant or contractor has (or has asserted) any claim of ownership, in whole or part, to any such Intellectual Property, or any right to use any such Intellectual Property or derivative works thereof, including any claims of moral rights in copyright works included in the Company-Owned Intellectual Property, all of which have been waived by such Persons. For purposes of this Section 3.15(b), the term “derivative work” shall have the same meaning as provided in 17 U.S.C. § 101.

(iv) There has not been any loss or expiration of any Company-Owned Intellectual Property or Licensed Intellectual Property that would reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Company-Owned Intellectual Property or Licensed Intellectual Property is threatened, pending or reasonably foreseeable other than the expiration of Company-Owned Intellectual Property or Licensed Intellectual Property in accordance with applicable Law or the end of the applicable license term and not due to any act or omission of the Company. Any and all renewal and maintenance fees, taxes, annuities, royalties or other fees payable by the Company in respect of the Company-Owned Intellectual Property or Licensed Intellectual Property and due before the Closing Date have been paid in full through the Closing Date. To the Knowledge of the Sellers, all of the Company-Owned Intellectual Property is valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain and protect the Company-Owned Intellectual Property.

(v) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of Company-Owned Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

(c) (i) The Company has duly obtained all right and license to use, copy, modify, and distribute the Third Party Software Components. The Company Intellectual Property contains no other software components in which any third party may claim superior or joint ownership.

(ii) All licenses for Licensed Intellectual Property are in full force and effect and are enforceable by the Company in accordance with their respective terms; the Company has performed all obligations required to be performed by it pursuant to such licenses and agreements, and there is no existing or, to the Knowledge of the Sellers, threatened default under or violation of any of such licenses or agreements by any other party thereto. No licensor of any Licensed Intellectual Property represents a sole source of Intellectual Property that is material to the Company’s business and is not Company-Owned Intellectual Property.

(iii) The Contemplated Transactions will not have an adverse effect on the Company’s right, title or interest in and to any of the Company-Owned Intellectual Property or Licensed Intellectual Property or require any payment of any kind to any other Person.

(d) The Company has taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets owned or used by, or licensed or entrusted to, the Company. The Company requires all of its employees, consultants and contractors to enter into agreements pursuant to which such individuals agree to assign to the Company all Intellectual Property developed by such individual in the course of his or her relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever, and, to Company’s Knowledge, all such agreements are valid and enforceable in accordance with their terms. To Company’s Knowledge, no current or former employee, consultant or contractor of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement or any restrictive covenant or Contract relating to the employment of such person by the Company or to the use of Trade Secrets or the non-disclosure of proprietary information. To Company’s Knowledge, no employee, consultant or contractor has improperly copied, downloaded or otherwise gained improper access to any assets of the Company or to any Company-Owned Intellectual Property.

(e) None of the Company’s Contracts with its customers, outside consultants or any end user or reseller of Company Products, confers upon any party other than the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(f) Except as set forth on Schedule 3.15(f), no open Source Code, freeware, or libraries subject to the GNU General Public License, GNU Lesser General Public License or any similar open source license or any other license requiring the disclosure of Source Code, has been used to create any Company Products, and no Company Products depend or rely upon the same for their functionality. No Software subject to any open source license (including any license created or certified by the Free Software Foundation or the Open Source Initiative) has been used to create any Company Products, and no Company Products depend or rely upon the same for their functionality.

(g) No rights or licenses in or to the Source Code used to create any of the Company Products or Software have been granted at any time to any Person.

(h) The Company is not a party to any Contract requiring the deposit of any Source Code to any Company Products with an escrow agent or escrow service. No Person has asserted any right to access the Source Code for any Company Products, including rights of access pursuant to any such escrow agreement.

(i) All Company Products have been and currently are in conformity in all material respects with all applicable Contracts and applicable Law and all express warranties and performance criteria (including service level commitments). To the Knowledge of the Sellers, there is no reasonable basis for any present or future Action against it giving rise to any Liability for replacement thereof or for the payment of service level credits or other damages in connection therewith in excess of any reserve specifically established with respect thereto and included on the face of the Interim Financial Statements (rather than in the notes thereto).

(j) No Company Products are subject to any guarantee, warranty, performance level, service level commitment or obligation to defend or indemnify beyond the applicable standard terms and conditions of the Company’s standard license, service or other Contract, as the same may be modified from time to time on a case-by-case basis. The Buyer has been provided copies of all such standard license, service or other Contracts (containing applicable guarantee, warranty, performance criteria, and indemnity provisions). The Company has not been notified during the past two years of any claims for any extraordinary returns, defects or bugs, warranty obligations, claims for service level credits or maintenance services relating to any of the Company Products. There are not now, and there have not been during the past three years, any viruses, worms, Trojan horses or similar programs in any Company Products. The Company is in possession of the Source Code and Object Code for all Company Products, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Company Products.

(k) The Company has not had or incurred, individually or in the aggregate, any Liability arising out of any injury to any Person or property, loss or corruption of data or impairment of system or application functionality as a result of the ownership, possession or use of any Company Products. To the Knowledge of the Sellers, there is no reasonable basis for any present or future Action against it giving rise to any such Liability arising out of an act or occurrence prior to the Closing Date.

(l) No government funding has been utilized by the Company in the development of any Company Products or Company-Owned Intellectual Property.

(m) The Company has not sold or committed or promised to sell, license, deliver or otherwise make available any software or other products, enhancements, or software-as-a-service offerings for which development had not been completed at the time of such sale, commitment or promise.

Section 3.16 IT Systems. The Company and each of the Acquired Companies own free and clear of all Liens, or is licensed to use, all IT Systems used by it in the operation of its business. No IT System is dependent upon any facilities or services not under the exclusive ownership and control of the Company or an Acquired Company. All of the IT Systems are used exclusively by the Company. There are no plans to replace or upgrade any material part of the IT Systems within the period of six months after the Closing Date. The IT Systems are appropriate for, as applicable, the Company’s and the Acquired Companies’ businesses, function in accordance with all applicable specifications, and have been regularly and properly maintained. Disaster recovery plans are in place to ensure that the IT Systems can be replaced without material disruption to the business of the Company and the Acquired Companies in the event of failure of the IT Systems or any part of them. The IT Systems are sufficiently protected by industry standard security, firewall and anti-virus protection hardware and/or Software. There are, and in the past four years there have been, no performance reductions or logical or physical intrusions to any IT Systems or loss of data that have had (or are having) a Material Adverse Effect on the use of such systems by the Company.

Section 3.17 Data Protection. The Company and the Acquired Companies have collected, handled, transferred, used, imported, exported and protected all personally-identifiable information, and other information relating to individuals protected by Law, including users of any web sites operated by the Company and each of the Acquired Companies, in accordance with the privacy policies of the Company and each of the Acquired Companies, and in compliance in all material respects with all applicable Laws, including Laws concerning privacy, data protection, and notification of data security breaches, including by entering into Contracts, where applicable, governing the flow of such information across national borders. No Person has brought any claim in connection with the conduct of the Company or any of the Acquired Companies based on an allegation which, if true, would breach the foregoing representation. The Contemplated Transactions will not violate any privacy policy, terms of use or applicable Law relating to the use, handling, transfer, import, export, or protection of such data or information.

Section 3.18 Insurance Policies. The Company has delivered, or made available to the Buyer, accurate and complete copies of all policies of insurance and pending applications for policies of insurance to which the Company or any of the Acquired Companies is party or under which the Company, any of the Acquired Companies or the Business is or has been covered at any time during the last two (2) years (collectively, the “Insurance Policies”). All policies of insurance to which the Company or any of the Acquired Companies is a party or which provide coverage to the Company, any of the Acquired Companies or the Business (a) are valid, outstanding and enforceable on the date hereof; (b) are issued by an insurer that is financially sound and reputable; and (c) are sufficient for compliance with applicable Laws and the Contracts of the Company and the Acquired Companies. Neither the Company nor any of the Acquired Companies has received any refusal of coverage, any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect, or that the issuer of any policy of insurance is unwilling to perform its obligations thereunder. The Company and the Acquired Companies have complied with all of its material obligations under each such insurance policy.

Section 3.19 Litigation. There are no material suits, actions, proceedings, investigations, claims or orders (collectively, “Legal Proceedings”) pending or, to the Company’s Knowledge, threatened against the Company or any of the Acquired Companies or any of the current or former Representatives of the Company or any of the Acquired Companies in their respective capacity as Representatives of the Company or any of the Acquired Companies, nor are the Company or any such Representative in its capacity as a Representative of the Company or any of the Acquired Companies, subject to any judgment, order or decree of any court, judicial authority or Governmental Authority (nor have any of them been subject to such a judgment, order or decree in the past five (5) years). Schedule 3.19 sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Company or any of the Acquired Companies that were initiated or have been resolved since January 1, 2012 and prior to the date hereof, and the resolution thereof.

Section 3.20 Compliance with Applicable Laws. The Company and each of the Acquired Companies has complied in all material respects with all Laws applicable to it or to the operation of the Business and no facts or circumstances exist which would reasonably be expected to cause the Company or any of the Acquired Companies to violate or fail to comply with any such Laws in the future. Neither the Company nor any of the Acquired Companies has received any written notice from any court, judicial authority or Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice. To the Company’s Knowledge, neither the Company nor any of the Acquired Companies is under investigation with respect to violations of any such Laws.

Section 3.21 Regulatory Compliance. Schedule 3.21 contains a complete and correct list of all material Licenses and Permits issued to or maintained by the Company and the Acquired Companies as of the date hereof that are necessary to the conduct of the Business as the Business has been operated during the past twelve (12) months (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect. The Company and each of the Acquired Companies is in compliance in all material respects with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Material Licenses and Permits. Neither the Company nor any of the Acquired Companies has received written notice that any of the Material Licenses and Permits will not be renewed, and, to the Company’s Knowledge, there are no proceedings pending to revoke or withdraw any such Material Licenses and Permits.

Section 3.22 Compliance with Environmental, Health and Safety Requirements. The Company and each of the Acquired Companies has obtained and possesses all Material Licenses and Permits required for the conduct of the Business under Laws and contractual obligations concerning public health and safety, worker health and safety, pollution, or protection of the environment except where the failure to possess such Material Licenses and Permits would not have a Material Adverse Effect.

Section 3.23 Employee Benefit Plans.

(a) Schedule 3.23(a) sets forth a complete and correct list of: (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA, and (b) each other equity purchase, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, equity compensation, employee loan and other employee benefit plan, policy, program, arrangement or agreement which is sponsored, maintained, contributed to or required to be contributed to, by the Company or any of the Acquired Companies, or pursuant to which the Company or any of the Acquired Companies is otherwise bound or otherwise has any Liability, contingent or otherwise (each, an “Employee Plan”).

(b) Each Employee Plan (a) has been operated and administered in compliance in all material respects with its terms and all applicable requirements of ERISA, the Code and other applicable Laws and (b) that is intended to be qualified under Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service and there have been no amendments or other developments since the date of such letter which would cause the loss of qualified status of such plan. Neither the Company, any of the Acquired Companies nor any of their respective ERISA Affiliates maintains, sponsors or is required to contribute to, either currently or at any time in the past, or otherwise has any Liability with respect to, any Employee Plan that (a) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (b) is subject to the funding requirements of Section 412-430 of the Code or Title IV of ERISA, or (c) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law). There is no reasonable basis for the Company, any of the Acquired Companies or any ERISA Affiliate of the Company or any of the Acquired Companies to anticipate liability to the Pension Benefit Guaranty Corporation with respect to a pension plan as defined in Section 3(2) of ERISA (“Pension Plan”) and there has been no reportable event (within the meaning of Section 4043(c) of ERISA) or any event requiring disclosure under Section 4041(c) of ERISA with respect to such a Pension Plan. There has been no event or condition which presents a material risk of termination of any Pension Plan by the Pension Benefit Guaranty Corporation, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation to institute any such proceeding. The actuarial valuation of each Pension Plan for the most recent plan year accurately reflects its actuarial condition as of the first day of such plan year, and there has been no material change in such actuarial condition between such date and the Closing.

(c) No Employee Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) could reasonably be expected to: (i) entitle any employee, director, officer or independent contractor of the Company or any of the Acquired Companies to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company or any of the Acquired Companies to transfer or set aside any assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan on or following the Closing Date or (vi) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Company or any of the Acquired Companies.

Section 3.24 Labor; Employment.

(a) Neither the Company nor any of the Acquired Companies is a party to any collective bargaining agreement and there is no organizational effort presently being made on behalf of any labor union with respect to the Business or the employees of the Company or any of the Acquired Companies. The Company and each of the Acquired Companies have complied in all material respects with all applicable Laws relating to the employment of labor. Neither the Company nor any of the Acquired Companies has incurred any Liability with respect to any employee, former employee or other Representative as the result of the transactions contemplated hereby. No charge or complaint of employment discrimination, unfair labor practice or other similar charge or complaint has been made against the Company or any of the Acquired Companies during the last three (3) years, or is pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is there any basis for any such allegation, charge or complaint.

(b) Schedule 3.24 sets forth the following: a true, complete and accurate list of each employee, independent contractor, director or consultant of the Company, his or her dates of hire, position and title (if any), current rate of compensation (identifying bonuses, commissions, incentive compensation and equity-based compensation, if any, separately), and, in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. Neither the Company nor any of the Acquired Companies has any unsatisfied Liability to any previously terminated Representative. The Company has disclosed all written employee handbooks, policies, programs and arrangements to the Buyer.

(c) No Representative or group of Representatives has informed the Company or any of the Acquired Companies, either orally or in writing, of any plans to terminate their employment or relationship with the Company or any of the Acquired Companies, generally or as a result of the transactions contemplated hereby or otherwise.

(d) All Representatives of the Company and the Acquired Companies are “employees at will” or otherwise employed such that the Company and the Acquired Companies may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against the Company or any of the Acquired Companies, or otherwise giving rise to any Liability of the Company or any of the Acquired Companies for wrongful discharge, Breach of contract or tort or any other similar cause at law or in equity. A true and correct copy of any form of non-competition, non-solicitation, proprietary rights or confidentiality agreement currently in force with any of the Representatives of the Company or any of the Acquired Companies, and any material variances therefrom, has been delivered to the Buyer.

Section 3.25 Books and Records. The Company and each of the Acquired Companies have maintained their respective books and records in the Ordinary Course of Business, consistent with professional business standards and practices customary for its industry. The Company and each of the Acquired Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Company and each of the Acquired Companies. Any books of account and other records of the Company and each of the Acquired Companies previously delivered to the Buyer have been maintained in accordance with sound business practice, applicable Law and accounting practices.

Section 3.26 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Acquired Companies.

Section 3.27 Banks. The names and locations of all banks or other financial institutions in which the Company has accounts or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto is listed on Schedule 3.27. Further, Schedule 3.27 sets forth the following information with respect to each such financial institution: (a) the name of the financial institution, (b) the location of the financial institution, (c) the identity of all accounts or safe deposit boxes, by number, at such financial institution, and (d)  a list of all authorized signatories on such accounts or safe deposit boxes.

Section 3.28 Customers. Schedule 3.28(a) sets forth a list of the top ten customers of the Company in terms of total sales showing the total sales by the Company to each such customer during each of the fiscal years ended December 31, 2013 and 2014 and the six months ended June 30, 2015. Since the Interim Financial Statements Date, no customer that is in terms of total sales one of the top ten customers of the Company for the preceding twelve months has terminated its relationship with the Company or materially reduced or changed the pricing, volume, timing or other terms of its business with the Company, and, to the Company’s Knowledge, other than as set forth on Schedule 3.28(b), no such customer has notified the Company that it intends to terminate or materially reduce or change the pricing, volume, timing or other terms of its business with the Company.

Section 3.29 Full Disclosure. This Agreement and the Other Agreements and their respective Schedules and Exhibits delivered by or on behalf of the Company and the Sellers hereunder and thereunder are complete and correct in all material respects. No representation or warranty of the Company or the Sellers contained in this Agreement or in the Other Agreements, and no written statement made by or on behalf of the Company or the Sellers to the Buyer pursuant to this Agreement or any of the Other Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which the Company or the Sellers have willfully not disclosed (i.e. actively hidden from the Buyer) to the Buyer in writing which reasonably could be expected to have, give rise to, or form the Basis for a Material Adverse Effect.

Section 3.30 Related Party Transactions. Except as set forth in Schedule 3.30, no member, manager, officer, or Affiliate of the Company or any Acquired Company, and to the Company’s Knowledge, no contractor or employee of the Company or any Acquired Company, or, to the Company’s Knowledge, any Affiliate of any such member, manager, officer, contractor or employee, (i) owns or since January 1, 2012 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Company’s or such Acquired Company’s business, (B) any Person that has had business dealings or a material financial interest in any transaction with the Company or any Acquired Company, including by way of providing or receiving guarantees, or (C) any Person that is a supplier, customer or competitor of the Company or any Acquired Company, except for securities having no more than 1.0% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since January 1, 2012 business dealings or a material financial interest in any transaction with the Company or any Acquired Company, including by way of giving or receiving guarantees, other than, in the case of the employees, salaries and employee benefits and other transactions pursuant to any employee benefit arrangements in the ordinary course of the business or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company or any Acquired Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, severally and not jointly (as to each Seller, in accordance with Section 9.5(c)), hereby represent and warrant to the Buyer as follows:

Section 4.1 Authorization; Enforceability. The Sellers have the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which the Sellers are parties, to perform their obligations under this Agreement and the Other Agreements to which the Sellers are parties, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which the Sellers are parties. This Agreement has been duly executed and delivered by the Sellers, and the Other Agreements to which the Sellers are parties will be duly executed and delivered by the Sellers at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.2 Title to Membership Interests. The Sellers are the holders of record and beneficial owner of the Membership Interests and such Membership Interests will, as of the Closing, be free and clear of any and all restrictions on transfer, Taxes or Liens (other than restrictions under the Securities Act or applicable state securities Law). The Sellers have the sole voting power and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to the Membership Interests, with no limitations, qualifications or restrictions on such rights and powers other than as set forth in that certain Amended and Restated Operating Agreement dated as of October 10, 2008, by and between the Company and each of the Sellers, and the Sellers will not grant such rights and powers to any other Person prior to the Closing. There are no pending Legal Proceedings against any of the Sellers affecting its Membership Interests or the right of any of the Sellers to execute, deliver and perform its obligations under this Agreement or the Other Agreements to which any of the Sellers is a party.

Section 4.3 No Consents. No Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement by the Sellers.

Section 4.4 Litigation. There are no Legal Proceedings pending, or to the Sellers’ Knowledge threatened, against the Sellers, nor are any of the Sellers subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent any of the transactions contemplated by this Agreement and the Other Agreements.

Section 4.5 No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which each of the Sellers is a party, nor the performance by any of the Sellers of the transactions contemplated hereby or thereby, will (a) constitute a default under the Organizational Documents of any of the Sellers, (b) to the Sellers’ Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which any of the Sellers is a party, or (c) to the Sellers’ Knowledge, conflict with or violate any material Laws applicable to any of the Sellers or by which any of their Assets are bound.

Section 4.6 Foreign Person. None of the Sellers is a foreign person within the meaning of Section 1445 of the Code.

Section 4.7 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement and the Other Agreements based upon arrangements made by or on behalf of Sellers.

Section 4.8 Accredited Investor, etc.

(a) Each Seller that will receive any Buyer Common Stock to be delivered pursuant to this Agreement is receiving such Buyer Common Stock for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any portion thereof.

(b) Each Seller that will receive any Buyer Common Stock to be delivered pursuant to this Agreement is a sophisticated investor with knowledge and experience in financial and business matters. Each Seller is aware that it must bear the economic risk of such investment for an indefinite period of time since, in the view of the SEC, the statutory basis for exemption from registration under the Securities Act would not be present if such representation meant merely that the present intention of such Seller is to hold any Buyer Common Stock to be delivered pursuant to this Agreement for a deferred sale or for any fixed period in the future. Each Seller can afford to bear such economic risk and can afford to suffer the complete loss of its investment hereunder.

(c) Each Seller that will receive any Buyer Common Stock to be delivered pursuant to this Agreement acknowledges that such Seller, together with its advisors, (i) has conducted such Seller’s own investigation of the Buyer Common Stock, including with respect to the Buyer’s financial position and results of operations and the terms of the Buyer Common Stock, and has not relied on any statements or other information provided by any other Person concerning the Buyer or the terms of the Buyer Common Stock, other than those representations and warranties of the Buyer set forth herein, (ii) has had access to the SEC reports and such financial and other information as such Seller deems necessary to make the decision to enter into this Agreement and consummate Contemplated Transactions, (iii) has been offered the opportunity to ask questions of and request additional information from the Buyer and has received answers thereto and has received such additional information as such Seller deems necessary in connection with the decision to enter into this Agreement and consummate the Contemplated Transactions, (iv) has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the financial position and results of operations of the Buyer and the merits and risks of such Seller’s agreeing to receive the Stock Consideration in accordance with Section 1.2 and (v) has made such Seller’s own assessment and has satisfied himself or itself (as applicable) concerning the relevant tax and other economic considerations relevant to such Seller’s agreeing to receive the Stock Consideration in accordance with Section 1.2.

Section 4.9 No Registration. Each Seller that will receive any Buyer Common Stock has been advised that (a) any Buyer Common Stock to be delivered pursuant to this Agreement will not have been registered under the Securities Act; (b) such Buyer Common Stock will be required to be held for an indefinite period and such Seller must continue to bear the economic risk of such Buyer Common Stock unless they are registered under the Securities Act or an exemption from such registration is available; and (c) the offer or sale of the Buyer Common Stock by such Seller without registration will require the availability of an exemption under the Securities Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability. Except as described in Section 5.3 the Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party.

This Agreement has been duly and validly executed and delivered by the Buyer, the Other Agreements to which the Buyer is a party will be duly executed and delivered by the Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.3 No Consents. No Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer other than (i) the definitive information statement and other related material to be distributed to the stockholders of the Buyer in connection with the Contemplated Transactions and any schedules required to be filed with the SEC in connection therewith (along with any amendments and supplements thereto, the “Information Statement”) and (ii) the consent of the stockholders of the Buyer approving the issuance of the Buyer Common Stock to an entity controlled by one of Buyer’s directors (the “Stockholders’ Consent”). As of the date of this Agreement, the Stockholder Consent has been obtained.

Section 5.4 Litigation. There are no Legal Proceedings pending, or to the Buyer’s Knowledge threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

Section 5.5 No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of the Buyer, or (b) to the Buyer’s Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Buyer is a party, or (c) to the Buyer’s Knowledge, conflict with or violate any Laws applicable to the Buyer or by which any of its Assets is bound.

Section 5.6 Buyer Common Stock. The Buyer Common Stock will be, as of the Closing Date, duly authorized, validly issued, fully paid and non-assessable and no other Person has any preemptive, subscription or similar rights to participate in the issuance of the Buyer Common Stock pursuant to this Agreement. The consummation of the Contemplated Transactions will give the Sellers who are receiving Stock Consideration good title to the Buyer Common Stock, as of the Closing Date, free and clear of all Liens, except as set forth in this Agreement.

Section 5.7 Information Statement. None of the information supplied or to be supplied by or on behalf of the Buyer for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will, at the time it is first filed with the SEC and first mailed to stockholders of the Buyer, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by or on behalf of the Sellers or the Company or any of their respective representatives which is contained or incorporated by reference in the Information Statement.

Section 5.8 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI.

COVENANTS OF THE PARTIES

Section 6.1 Required Conduct of Business Prior to Closing. Commencing on the Signing Date and through and including the Closing Date, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall use commercially reasonable efforts to cause each Acquired Company to, (x) conduct its business in the ordinary course of business consistent with past practice; (y) maintain in effect all Material Licenses and Permits; and (z) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and any Acquired Company. Without limiting the foregoing, from the Signing Date through and including the Closing Date, without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), or as otherwise provided by this Agreement the Company shall not and shall use commercially reasonable efforts to cause each Acquired Company not to:

(a) amend its Organizational Documents or issue, sell, transfer, pledge or encumber any of its Equity Interests;

(b) declare, set aside or pay any dividends (other than cash dividends from legally available funds);

(c) incur any capital expenditures or any liabilities in respect thereof, other than any capital expenditures that do not exceed $25,000.00 individually or $50,000.00 in the aggregate;

(d) other than in the ordinary course of business, acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company-Owned Intellectual Property, or take any action, with respect to any Company-Owned Intellectual Property other than in the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Company-Owned Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(e) change any method of accounting or accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP) or change any Tax accounting method;

(f) make or change any Tax election or take any other action (or fail to take any action) that would result in the Company or any Acquired Company being treated as a corporation for U.S. federal income Tax purposes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(g) make any loans, advances or capital contributions to, or investments in, any other Person;

(h) create, incur or assume any Indebtedness;

(i) defend and protect its respective properties and assets from infringement or usurpation;

(j) amend in any material respect, modify in any material respect, or terminate any Contract that is a Material Contract other than amendment or modifications in the ordinary course of business consistent with past practice, or enter into any Contract that would have been a Material Contract if in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(k) make any material change in the Business or its operations;

(l) Except for the bonus pool identified on Schedule 1.2(e), (i) increase the compensation or benefits of any present or former director, officer or employee of the Company, (ii) grant any severance or termination pay to any present or former director, officer or employee of the Company, (iii) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Employee Plan if it were in existence as of the date of this Agreement, or (v) grant any equity or equity-based awards; and

(m) refrain from taking, or permitting to be taken, any action that would cause any of the changes, events, or conditions described in Section  3.10 to occur, and to provide the Buyer with notice immediately if any such change, event, or condition does occur.

Section 6.2 Exclusivity.

(a) From the Signing Date through the termination of this Agreement in accordance with Article XI, the Sellers shall not, and shall not permit, the Company, or any of the officers, directors, managers, members, employees, advisors, representatives or agents of any of the Sellers or the Company, to, directly or indirectly:

(i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired entity or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, tender offer, purchase, or disposition of any amount of the equity securities or any substantial or material amount of assets or business of the Sellers and/or the Company or any other transaction having a similar or substantially similar effect (other than the sale of inventory in the Ordinary Course of Business) with any Person other than the Buyer (an “Acquisition Proposal”);

(ii) facilitate, encourage, solicit, or initiate discussions, negotiations, or submissions of proposals or offers in respect of an Acquisition Proposal;

(iii) furnish or cause to be furnished, to any Person, any information concerning the Business, operations, properties, or assets of the Company in connection with an Acquisition Proposal; or

(iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Sellers agree and acknowledge that the rights and remedies for noncompliance with this Section 6.2 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

(c) The Sellers shall, and shall cause the Company and their (and the Company’s) respective officers, directors, managers, members, employees, advisors, representatives, and agents to (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Buyer) conducted heretofore with respect to any Acquisition Proposal, and (ii) immediately notify (which notice shall include the material terms and conditions of such Acquisition Proposal, and the identity of the Person making the same) the Buyer of any contact by any third party with respect to an Acquisition Proposal.

Section 6.3 Confidentiality. Each of Sellers, on their own behalf and on behalf of their respective Affiliates, covenants and agrees that it will not, at any time (except for disclosures to its or its Affiliates’ attorneys, accountants, or other advisors under an obligation of confidentiality to it who are informed of the confidential nature of such disclosures), divulge or disclose, directly or indirectly, or make available to any Person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the Business (from and after the Closing), the Company (from and after the Closing), the Buyer or any of their Affiliates, including, without limitation, business strategies, operating plans, pro forma financial information, market analysis, personnel information, product information, know-how, customer lists (including addresses and telephone numbers), and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Business or the business of the Buyer or any of its Affiliates, except to the extent that such information: (a) is obtained from a third party who is not bound by a confidentiality obligation to the Buyer or the Company (following the Closing); (b) relates to information that is or becomes generally known to the public other than as a result of a breach hereof; or (c) is required to be disclosed by Law or Order. Prior to the Closing, the Buyer, on its own behalf and on behalf of its Affiliates, covenants and agrees that it will not, at any time (except for disclosures to its or its Affiliates’ attorneys, accountants, or other advisors under an obligation of confidentiality to it who are informed of the confidential nature of such disclosures), divulge or disclose, directly or indirectly, or make available to any Person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the Business or the Company or any of its Affiliates, including, without limitation, business strategies, operating plans, pro forma financial information, market analysis, personnel information, product information, know-how, customer lists (including addresses and telephone numbers), and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Business or the business of the Company or any of its Affiliates, except to the extent that such information: (a) is obtained from a third party who is not bound by a confidentiality obligation to the Company; (b) relates to information that is or becomes generally known to the public other than as a result of a breach hereof; or (c) is required to be disclosed by Law or Order.

Section 6.4 Public Announcements.

(a) Except for disclosures as may be required by Law or the rule of any stock exchange, (a) no party may disclose to any third party, other than such party’s representatives under an obligation of confidentiality, this Agreement or its specific terms or conditions, and (b) the Sellers, on the one hand, and the Buyer, on the other, will consult with each other before issuing any press release or otherwise making any public statements otherwise with respect to the Contemplated Transactions. The Sellers shall cause the Company to refrain from any making any publicity release or announcement concerning this Agreement or the Contemplated Transactions prior to the Closing without the prior written approval of the Buyer. For the avoidance of doubt, nothing contained herein shall prohibit the Buyer from disclosing this Agreement or its specific terms or conditions to its existing, future and prospective financing sources, investors, accountants, attorneys, and other representatives.

(b) Following the execution of this Agreement, the Buyer may issue a press release or public announcement regarding this Agreement or the transactions contemplated herein.

Section 6.5 Access to Information.

(a) From the Signing Date through the Closing Date, the Sellers shall cause the Company to:

(i) afford the Buyer and its representatives full and free access to and the right to inspect all of the Company Real Property, properties, assets, premises, books and records, Contracts, and other documents and data related to the Company;

(ii) furnish the Buyer and its representatives with such financial, operating, and other data and information related to the Company as the Buyer or any of its Representatives may reasonably request, including providing monthly financial statements of the Company in a prompt manner;

(iii) cooperate with the Buyer in its investigation of the Company.

(b) Any investigation pursuant to this Section 6.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by or concerning any party in this Agreement.

Section 6.6 Governmental Approvals and Consents; Information Statement.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions with Governmental Authorities required under any Law applicable to such party or any of its Affiliates, including but not limited to preparing and delivering the Information Statement to the Buyer’s stockholders as required pursuant to Section 6.6(c); and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all material consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Other Agreements. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) The Buyer and the Sellers shall, and the Sellers shall cause the Company to, use commercially reasonable efforts to give all notices to, and obtain all consents from, (i) all Governmental Authorities and (ii) all other third parties required to consummate the Contemplated Transactions.

(c) As promptly as reasonably practicable following the date of this Agreement, the Buyer shall prepare and file with the SEC the Information Statement. The Buyer shall use reasonable best efforts as promptly as practicable (and after consultation with the Sellers’ Representative) to respond to any comments made by the SEC with respect to the Information Statement. The Buyer will use reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Buyer as promptly as practicable after confirmation from the SEC that it has no further comments on the Information Statement (or that the Information Statement is otherwise not to be reviewed by the SEC). The Sellers shall cooperate with the Buyer in the preparation of the Information Statement. Without limiting the generality of the foregoing, (i) each of the Sellers and the Company will furnish to the Buyer the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement and (ii) prior to the filing with the SEC, or the mailing to the Buyer’s stockholders, of the Information Statement, the Buyer shall provide the Sellers’ Representative with a reasonable opportunity to review and comment on, and the Buyer shall reasonably consider all comments reasonably proposed by the Sellers’ Representative with respect to, the Information Statement. The Buyer shall notify the Sellers’ Representative promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement, and the Buyer shall provide the Sellers with a reasonable opportunity to review and comment on any such comments or requests from the SEC or its staff and the Buyer shall reasonably consider all comments reasonably proposed by the Sellers’ Representative in connection with any filings with the SEC or its staff in response thereto, and if required, the Buyer shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.

(d) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Contemplated Transactions;

(ii) avoid the imposition of any Order or the taking of any Action that would restrain, alter, or enjoin the Contemplated Transactions; and

(iii) in the event any Order adversely affecting the ability of the parties to consummate the Contemplated Transactions has been issued, to have such Order vacated or lifted.

(e) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with the Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable, at all instances at the Buyer’s expense.

Section 6.7 Conduct of the Parties Prior to Closing. Commencing on the Signing Date and through the Closing Date, except as otherwise contemplated or permitted by this Agreement or approved by the each of the Parties in writing, each of the Parties hereby agrees to refrain from taking or permitting to be taken any action that would render any of the representations or warranties made by such Party in this Agreement inaccurate in any respect as of the Closing Date.

Section 6.8 Efforts; Further Assurances. Each Party shall use its respective reasonable best efforts to perform and fulfill all conditions and obligations, including all the conditions set forth in Article VII, to be performed and fulfilled under this Agreement, to the end that the Contemplated Transactions shall be fully consummated. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Section 6.9 Non-Competition; Non-Solicitation.

(a) Non-Competition. In further consideration for the Buyer’s payment to Restricted Parties of the Purchase Price under this Agreement (in respect of which payment each of the Restricted Parties expressly acknowledges that it derives a substantial and direct benefit), and in order to protect the value of the Company and the Business acquired by the Buyer hereunder (including the goodwill inherent in the Company and the Business as of the date hereof), each Restricted Party hereby agrees that for a period of three (3) years commencing on the Closing Date (the “Non-Competition Period”), such Restricted Party shall not acquire or hold any economic or financial interest in, act as a partner, member, shareholder, or Representative of, render any services to, or otherwise operate or hold an interest in any Person (other than one of the Sellers) having any location in any country in which the Business currently operates which entity, enterprise or other Person primarily engages in, or engages in the management or operation of any Person that primarily engages in any business that competes with the Business; provided, however, that nothing contained herein shall be construed to prohibit any Restricted Party from purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis). Notwithstanding the foregoing, if a Restricted Party becomes an employee of the Company or the Buyer, the Non-Competition Period shall be the later of the date that is (A) three (3) years from the Closing Date or (B) one (1) year from the Restricted Party’s resignation or termination of employment.

(b) Non-Solicitation; Non-Disparagement. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Solicitation Period”), none of the Restricted Parties shall, directly or indirectly, either individually or acting in concert with another Person or Persons:

(i) request, induce or attempt to influence any distributor, supplier or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business;

(ii) except pursuant to a general solicitation to the public, solicit for employment or retention or hire, employ or retain (including as a consultant) any Person who is an employee of the Business during the Non-Solicitation Period;

(iii) influence or attempt to influence any Person who is an employee of the Business during the Non-Solicitation Period to terminate his or her employment with the Company or the Business; or

(iv) make any negative, derogatory or disparaging statements or communications regarding the Buyer, the Business, the Company, or their respective Affiliates or employees.

(c) Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 6.9 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a Breach or violation by any Restricted Party of any of the provisions of this Section 6.9, the Non-Competition Period or Non-Solicitation Period, as the case may be, will be tolled for so long as such Restricted Party was in violation of such provision. Each Restricted Party agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Buyer’s interest in, and the value of, the Business.

(d) Specific Performance; Injunctive Relief. Each Restricted Party acknowledges and agrees that in the event of a Breach by any Restricted Party of any of the provisions of this Section 6.9, the Buyer would suffer irreparable harm, no adequate remedy at law would exist for the Buyer, and damages would be difficult to determine. Consequently, in the event of any such Breach, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

Section 6.10 Preservation of Records. Subject to Section 8.3 hereof (relating to the preservation of Tax Records), the Sellers’ Representative and the Buyer agree that each of them shall (and shall cause the Company to) preserve and keep the records held by them relating to the Business of the Company for a period of three (3) years from the Closing Date and shall make such records and personnel available to the other Parties as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers, the Company, or the Buyer, or any of their Affiliates, or in order to enable the Sellers, the Company or the Buyer to comply with their respective obligations under this Agreement and each Other Agreement.

Section 6.11 Use of Name. The Sellers hereby acknowledge and agree that upon the consummation of the transactions contemplated hereby, the Buyer and the Company shall have the sole right to the use of the names “Global HR” or “Global HR Research” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). The Sellers shall not, and shall cause their respective Affiliates not to, use such names or any variation or simulation thereof or any of the Company Marks. The Sellers shall, and shall cause their respective Affiliates to, immediately following the Closing, cease to hold themselves out as members or Affiliates of the Company or any of its Affiliates.

Section 6.12 Reimbursement of Audit Expenses. The Sellers and the Company agree to have performed a GAAP audit with regard to the Base Financial Statements. The Company and the Sellers will use commercially reasonable efforts to have such audit competed as promptly as is reasonably practicable. If the audit is not complete prior to the Closing, the Sellers shall continue to cooperate with the Buyer to complete such audit. The Sellers shall be responsible for all expenses related to such audit, whether occurring before or after the Closing, and shall reimburse the Buyer for all such costs. If any Seller fails to reimburse such costs to the Buyer, the Buyer shall be entitled, at its option, to have such costs paid from the Escrow Fund.

ARTICLE VII.

CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Consummate the Transaction. The respective obligations of each party to consummate the Contemplated Transactions is subject to the satisfaction or waiver of the following conditions on or before the Closing Date.

(a) No Law or Order shall have been enacted, entered, promulgated or enforced, by any Governmental Authority which prohibits or restricts the consummation of this Agreement or the Contemplated Transactions; and

(b) All material consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Contemplated Transactions shall have been obtained or occurred.

Section 7.2 Further Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the Contemplated Transactions at the Closing is further subject to satisfaction or waiver by the Sellers of the following conditions on or before the Closing Date:

(a) Representations and Warranties. The representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified as to materiality, in which case such representation or warranty shall be true and correct in all respects) as of the Signing Date and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation or warranty shall be true and correct as of such other date).

(b) Covenants. The Buyer shall have performed and complied with, in all material respects, each agreement, covenant, and obligation required by the Other Agreements to be so performed or complied with by the Buyer at or before the Closing.

(c) Information Statement. The time period following delivery of the Information Statement required under applicable SEC rules shall have passed.

(d) Acquired Companies. The Company shall have purchased the remaining Equity Interests in the Acquired Companies in accordance with Section 1.2(c).

(e) Buyer Closing Deliverables. At, or immediately prior to the Closing, the Buyer shall deliver or cause to be delivered to the Sellers:

(i) Purchase Price. Payment of the Cash Consideration and delivery of the shares of the Buyer Common Stock representing the Stock Consideration as provided in Section 1.2;

(ii) Officer’s Certificate. Certificate from an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iii) Escrow Agreement. A counterpart to the Escrow Agreement, duly executed by the Buyer;

(iv) Registration Rights Agreement. A counterpart to the Registration Rights Agreement, duly executed by the Buyer; and

(v) Other Documents. Such other documents and instruments as the Company or the Sellers, or their respective counsel, shall deem reasonably necessary to consummate the transactions contemplated hereby.

Section 7.3 Further Conditions to the Buyer’s Obligation. The obligation of the Buyer to consummate the Contemplated Transactions at the Closing is further subject to satisfaction or waiver by the Buyer of the following conditions on or before the Closing Date:

(a) Consents. All authorizations, approvals, consents, and waivers required to be obtained from and notices and filings required to be given to consummate the Contemplated Transactions shall have been obtained, given or made.

(b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company, taken as a whole, since the date hereof or the Interim Financial Statements Date;

(c) Representations and Warranties. The representations and warranties set forth in Articles III and IV of this Agreement shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified as to materiality, in which case such representation or warranty shall be true and correct in all respects) as of the Signing Date and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation or warranty shall be true and correct as of such other date);

(d) Covenants. The Sellers and the Company shall have each performed and complied with, in all material respects, each agreement, covenant, and obligation required by the Other Agreements to be so performed or complied with by the Sellers, and the Company, as applicable, at or before the Closing;

(e) Indebtedness. All Consolidated Indebtedness and Transaction Expenses of the Company, shall have been paid in full and satisfied, any and all Liens on the assets and equity of the Company shall have been terminated;

(f) Information Statement. The time period following delivery of the Information Statement required under applicable SEC rules shall have passed.

(g) Interim Financial Statements. The Interim Financial Statements shall have been updated through June 30, 2015 and reviewed by the Company’s auditor in accordance with SAS 100, and such reviewed Interim Financial Statements shall have been delivered to the Buyer.

(h) Sellers Closing Deliverables. At, or immediately prior to the Closing, the Company and the Sellers shall deliver or cause to be delivered to the Buyer:

(i) Officer’s Certificate. Certificate from an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(c) and Section 7.3(d) have been satisfied.

(ii) Instruments of Transfer. Certificates representing the Membership Interests and assignments separate from certificates duly executed for transfer by the Sellers along with any other instruments of transfer duly executed by the Sellers necessary to transfer to the Buyer good title to and control of all of the Membership Interests, free and clear of all Liens;

(iii) Acquired Companies. Evidence that the Company owns 100% of the Equity Interests in the Acquired Companies pursuant to documentation in form and substance reasonably satisfactory to Buyer which documentation shall include releases in form and substance reasonably satisfactory to the Buyer and similar to the Sellers’ release provided in Section 12.15, pursuant to which each of the members of the Acquired Companies (other than the Company) (A) release the Company, its Affiliates and its successors from all claims and rights to payments with respect to the Acquired Companies, including without limitation, with respect to such member’s ownership in the Acquired Companies; and (B) transfers to the Company all of such member’s interests in the Acquired Companies.

(iv) Escrow Agreement. A counterpart to the Escrow Agreement, duly executed by the Sellers that are party to the Escrow Agreement;

(v) Corporate Documents. A copy of the Articles of Organization of the Company, certified by the Secretary of State of the State of Florida as of a date not more than thirty (30) days prior to the Closing Date;

(vi) Minute Books. All of the minute books, stock ledgers and similar corporate records, and corporate seal of the Company;

(vii) Good Standing Certificate. A certificate of good standing with respect to the Company, issued by the Secretary of State of Florida as of a date not more than thirty (30) days prior to the Closing Date;

(viii) Payoff Letters. Payoff letters with respect to any outstanding Indebtedness of the Company duly executed by the lender(s) or agent, indicating that (a) upon payment of the applicable amounts specified in such payoff letter, all outstanding obligations of the Company arising under or related to such outstanding Indebtedness shall be repaid and extinguished in full; and (b) that such lender(s) or agent shall release any Liens and other security interests in, and agree to deliver Uniform Commercial Code termination statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, the Assets and properties of the Company;

(ix) Consents. The Third Party Consents and Governmental Consents required to consummate the Contemplated Transactions;

(x) FIRPTA Affidavit. From each of the Sellers, a certificate, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a foreign person as defined in Treasury Regulation Section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(xi) Manager Resignations. Resignations from each of the Company’s managers, with such resignations to be effective as of the Closing;

(xii) Registration Rights Agreement. A counterpart to the Registration Rights Agreement, duly executed by the applicable Sellers; and

(xiii) Other Documents. Such other documents and instruments as the Buyer may reasonably request to consummate the transactions contemplated hereby.

ARTICLE VIII.

TAX MATTERS

Section 8.1 Tax Returns.

(a) Pre-Closing Returns. Following the Closing, the Sellers’ Representative shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns that are required to be filed by, or with respect to, the Company and each Acquired Company for taxable periods ending on or before the Closing Date (“Sellers’ Returns”) and the Sellers shall pay all Taxes required to be paid with respect to such Sellers’ Returns. All such Sellers’ Returns shall be prepared in a manner consistent with past practices. The Sellers’ Representative shall submit each such Sellers’ Return to the Buyer for review and comment no later than forty-five (45) Business Days before the due date for such Sellers’ Return. The Sellers’ Representative shall not file such Sellers’ Returns without the prior written consent of the Buyer, which consent shall not be unreasonably withheld; provided that notwithstanding anything to the contrary in this Section 8.1(a), the Sellers shall be entitled to file or cause to be filed the applicable Sellers’ Return without incorporating any disagreed upon changes to avoid a late filing of such Sellers’ Return.

(b) Straddle Period Returns. The Buyer shall prepare and timely file, or cause to be prepared or timely filed all Tax Returns (other than the Sellers’ Returns) that are required to be filed by, or with respect to, the Company or any Acquired Company that are not filed as of the Closing Date (“Buyer’s Returns”). In the case of a the Buyer’s Return that includes a Straddle Period (a “Straddle Period Return”), the Buyer shall submit each such Straddle Period Return to the Sellers’ Representative for the Sellers’ Representative’s review no later than thirty (30) Business Days before the due date for such Straddle Period Return. The Sellers’ Representative shall pay to the Buyer no later than five (5) Business Days prior to the due date for such Straddle Period Tax Return the portion of the Taxes shown on such Straddle Period Return that constitute Pre-Closing Taxes. The Parties shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing such Tax Return; provided that notwithstanding anything to the contrary in this Section 8.1(b), the Buyer shall be entitled to file or cause to be filed the applicable Straddle Period Return without incorporating any disagreed upon changes to avoid a late filing of such Straddle Period Return.

Section 8.2 Straddle Periods. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) In the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

Section 8.3 Cooperation and Records Retention. The Sellers’ Representative and the Buyer shall, upon request, (i) each provide the other, and the Buyer shall cause the Company to provide the Sellers’ Representative, with such assistance as reasonably necessary in connection with the preparation of any Tax Return, or the defense of any audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to Taxes, and (ii) each retain and provide the other, and the Buyer shall cause the Company to retain and provide the Sellers’ Representative with, any records or other information reasonably available that are necessary for the preparation of any such Tax Return, or the defense of any such audit, examination, or proceeding. The requesting party shall bear all reasonable out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Company to retain, and the Sellers’ Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date.

Section 8.4 Tax Proceedings. The Sellers’ Representative shall exercise, at their sole expense, control over the handling, disposition, and settlement of any audit, governmental inquiry, examination, or proceeding (a “Tax Proceeding”) with respect to a taxable period ending on or prior to the Closing Date that could result in a determination with respect to Pre-Closing Taxes for which the Sellers are liable pursuant to this Agreement; provided, however, that Sellers’ Representative shall consult with the Buyer prior to taking any action with respect to the conduct of any such Tax Proceeding, and may not settle such Tax Proceeding without the prior written consent of the Buyer. The Buyer shall control all Tax Proceedings relating to a Straddle Period or a taxable period or portion thereof beginning after the Closing Date.

ARTICLE IX.

INDEMNIFICATION

Section 9.1 Survival of the Company’s and the Sellers’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Company and the Sellers contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties set forth in in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (Subsidiaries), Section 3.4 (Ownership of the Company), Section 3.11 (Taxes), Section 3.26 (Brokers), Section 4.1 (Authorization; Enforceability), Section 4.2 (Title to Membership Interests) and Section 4.7 (Brokers) (each of the foregoing, a “Sellers Fundamental Representation”) shall survive the Closing until the expiration of the applicable statute of limitations plus ninety (90) days. All covenants of the Company and the Sellers to be performed prior to Closing will survive the Closing for a period of two (2) years. If the Buyer provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 9.1, then the Liability for such claim will continue until such claim is fully resolved.

Section 9.2 Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties in Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability) and Section 5.6 (Buyer Common Stock) (each of the foregoing, a “Buyer Fundamental Representation”) shall survive until the expiration of the applicable statute of limitations plus ninety (90) days. All covenants of the Buyer to be performed prior to Closing will survive the Closing for a period of two (2) years. If the Sellers provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 9.2, then the Liability for such claim will continue until such claim is fully resolved.

Section 9.3 Indemnification by the Sellers. Subject to the terms, conditions and limitations set forth in this Article IX, the Sellers shall severally and not jointly (as to each Seller, in accordance with Section 9.5(c)) indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and shall promptly pay or reimburse each the Buyer Indemnified Party for, any and all Losses sustained or incurred by any the Buyer Indemnified Party resulting from:

(a) any Breach of a representation or warranty made by the Company or any Seller in this Agreement or any Other Agreement;

(b) any Breach of a covenant or other agreement to be performed prior to the Closing Date by the Company or any Seller;

(c) any claim relating to the Acquired Companies Interest;

(d) any claim or assertion in respect of Indebtedness, Transaction Expenses or broker’s or agent’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by such Sellers, the Company, or their respective Affiliates; or

(e) (i) any and all liability for Pre-Closing Taxes of the Company or any Acquired Company; (ii) any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of the Sellers or any other Person (other than Company or any Acquired Company) which is or has ever been affiliated with the Company or any Acquired Company or with whom the Company or any Acquired Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date and (iii) any and all liability of the Sellers (or any direct or indirect equityholder of the Sellers) for any Tax attributable to the sale of the Membership Interests pursuant to this Agreement.

Section 9.4 Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by any Seller Indemnified Party resulting from:

(a) any Breach of a representation or warranty made by the Buyer in this Agreement;

(b) any Breach of a covenant or other agreement made by the Buyer in this Agreement; or

(c) any claim or assertion for broker’s or finder’s fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by either the Buyer or any of its Affiliates.

Section 9.5 Certain Limitations. The indemnification provided for in Section 9.3 and Section 9.4 shall be subject to the following limitations:

(a) The Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds $250,000.00 (the “Basket”). The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 9.3(a) shall not exceed $4,200,000.00 (the “Cap”).

(b) The Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 9.4(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.4(a) exceeds the Basket. The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 9.4(a) shall not exceed the Cap.

(c) Notwithstanding anything to the contrary in this Agreement, for any indemnification claims made by any Buyer Indemnified Parties, (i) the first $2,100,000.00 in Losses shall be borne by each of the Individual Sellers in accordance with their Initial Pro Rata Percentage and (ii) any Losses in excess of $2,100,000.00 shall be borne by each Seller in accordance with the percentages set forth on Schedule 3.4.

(d) Notwithstanding the foregoing, the limitations set forth in Section 9.5(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in a Sellers Fundamental Representation or Buyer Fundamental Representation.

Section 9.6 Indemnification Procedures.

(a) Other than a claim involving Taxes which procedure is set forth in, and which shall be governed exclusively by, Article VIII, in the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party, within thirty (30) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except, and to the extent that, the Indemnifying Party can show that the failure to give such notification on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within fifteen (15) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, if pursuant to or as a result of such settlement or cessation, (i) there is any remedy other than the payment of money or if payment of the claim would exceed the indemnity, or (ii) each claimant or plaintiff in such Third Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim. Notwithstanding anything contained in Section 9.6 to the contrary, the Indemnifying Party under this Section 9.6(a) shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

(i) the Indemnifying Party shall acknowledge in writing that it shall be fully responsible for all Losses relating to such proceeding, which acknowledgement is deemed given by the Sellers’ Representative in its capacity as representative to the Sellers;

(ii) the Indemnifying Party must diligently defend such proceeding;

(iii) the Indemnifying Party must furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

(iv) such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party or Indemnified Party, and shall not involve claims for specific performance or other equitable relief; or

(v) there does not exist, in the Indemnified Party’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, suffers increased costs or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond with such 30-day period, the Indemnifying Party shall be deemed to have accepted full responsibility for all Losses relating to such Direct Claim.

Section 9.7 Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Section 9.8 Right of Set-off. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, the Buyer shall have the right to set off or recoup any liability it owes to the Sellers against any absolute and mature liability for which the Sellers are liable to the Buyer, whether either liability arises under this Agreement.

Section 9.9 No Right of Contribution. Each Seller hereby waives, and acknowledges and agrees that such Seller shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which such Seller may become subject under this Agreement or any of the Other Agreements.

Section 9.10 Payments; Escrow. Once a Loss has been agreed to by the Indemnifying Party or finally adjudicated in a non-appealable proceeding to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within five (5) Business Days if such agreement or final non-appealable adjudication by wire transfer of immediately available funds. Any indemnification of the Buyer Indemnified Parties pursuant to this Article IX will first be satisfied by payment from the Escrow Amount until the Escrow Amount is exhausted or released, or if such indemnification relates only to a single Seller, until the Escrow Amount applicable to such Seller has been exhausted or released and then directly by each Seller, severally but not jointly, by wire transfer of immediately available funds from such Seller to an account designated by the Buyer.

ARTICLE X.

DEFINITIONS

Definitions. As used in this Agreement,

“2013 Financial Statements” has the meaning set forth in Section 3.8(a).

“Action” means any action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, whether civil, criminal, administrative or regulatory, and whether at law or in equity.

“Acquired Companies” means, collectively, Global HR Research NE, LLC, Global HR Research SE, LLC, Global HR Research NW, LLC, Global HR Research South Florida, LLC, Global HR Research West LLC, and Global HR Research Central Florida, LLC.

“Acquired Companies Interests” has the meaning set forth in Section 3.3(b).

“Acquisition Proposal” has the meaning set forth in Section 6.2(a)(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed to Control another Person if such Person owns or Controls, directly or indirectly, more than twenty-five percent (25%) of the voting Equity Interests of the other Person. “Control,” “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to direct the use of, disposition of and access to the property of another Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.3.

“Applicable Law” means, with respect to any Person, any Law that is applicable to such Person or such Person’s Affiliates.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent, fixed or otherwise, and wherever located), including the good will related thereto, operated, owned or leased by such Person.

“Babylon” has the meaning set forth in the Preamble.

“Base Financial Statements” has the meaning set forth in Section 3.8(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Basket” has the meaning set forth in Section 9.5(a).

“Breach” means (a) the violation of any covenant, agreement, Law, right, obligation, engagement or duty, whether by commission or omission, (b) the failure to perform, refusal to perform, or prevention or hindrance of performance of, any covenant, agreement, obligation, engagement or duty, (c) the performance of any act which by covenant, agreement or duty must not be performed, (d) any breach, inaccuracy or misstatement in any representation or warranty, or (e) any event which, with the passage of time or provision of notice, would constitute any of the above; provided that, from and after the Closing, if any representation or warranty (other than Section 3.10) is qualified by materiality or “Material Adverse Effect” or a derivative thereof, such qualification will, for purposes of determining whether such representation or warranty has been breached and in calculating the amount of damages with respect to such breach, be ignored and deemed not included in such representation or warranty.

“Business” means the business of providing pre-employment background screening to employers including: screening job candidates, providing applicant tracking systems, criminal histories, education and employment verification, social security verifications, employee credit reports, driving records, employee assessments, substance abuse testing, form electronic employment applications and personality assessments.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in Fort Lauderdale, Florida, are permitted or required by applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” has the meaning set forth in Section 1.2(a).

“Buyer Fundamental Representation” has the meaning set forth in Section 9.2.

“Buyer Indemnified Parties” means the Buyer, the Company, the Acquired Companies and their respective Representatives, successors and assigns.

“Buyer’s Knowledge” or “Knowledge of the Buyer” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to the Buyer.

“Buyer’s Returns” has the meaning set forth in the Section 8.1(b).

“Cap” has the meaning set forth in Section 9.5(a).

“Cash Consideration” has the meaning set forth in Section 1.2(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Working Capital” means the Working Capital of the Company determined as of the end of business on the Closing Date in accordance with Schedule 1.2(e).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Leases” has the meaning set forth in Section 3.13.

“Company’s Knowledge” or “Knowledge of the Company” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to the Company.

“Company Marks” has the meaning set forth in Section 6.11.

“Company-Owned Intellectual Property” has the meaning set forth in Section 3.15(a).

“Company Products” means all software products developed, licensed to others, delivered, or implemented, and all services performed, by the Company.

“Company Real Property” has the meaning set forth in Section 3.13.

“Consent” means any approval, consent, ratification, waiver, notice or other authorization.

“Consolidated Indebtedness” means the Indebtedness of the Company on a consolidated basis, but also including, for avoidance of doubt, all Indebtedness of any subsidiary of the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Other Agreements.

“Contract” means any written or oral agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works, and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, whether U.S. or foreign; and moral rights and economic rights in any of the foregoing.

“Defense Notice” has the meaning set forth in Section 9.6(a).

“Direct Claim” has the meaning set forth in Section 9.6(b).

“Disputed Amount” has the meaning set forth in Section 1.2(e)(iii)(C).

“Dollars” or “$” means the lawful currency of the United States.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plan” has the meaning set forth in Section 3.23(a).

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is included in a controlled group of companies within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

“Escrow Agent” has the meaning set forth in Section 1.2(d)(ii).

“Escrow Agreement” has the meaning set forth in Section 1.2(d)(ii).

“Escrow Amount” has the meaning set forth in Section 1.2(d)(ii).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.2(e)(i).

“Estimated Working Capital” has the meaning set forth in Section 1.2(e)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Final Allocation” has the meaning set forth in Section 1.3.

“Final Closing Date Balance Sheet” has the meaning set forth in Section 1.2(e)(ii).

“Final Working Capital” means the Closing Working Capital, as finally determined pursuant to Section 1.2(e).

“Financial Statements” has the meaning set forth in Section 3.8(a).

“Forfeited Shares” has the meaning set forth in Section 1.5.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Global HR Manager” has the meaning set forth in Section 3.3(a).

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means the United States or any state, provincial, county, municipal, city, local or foreign government, or any instrumentality, division, subdivision, department, agency or authority of any thereof having competent jurisdiction over any of the Company, the Buyer or the transactions contemplated by this Agreement, as applicable.

“Governmental Consents” has the meaning set forth in Section 3.7(b).

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments (c) capitalized lease obligations (excluding the Lease on the building currently occupied by the Company and any leases for normal and customary office equipment); (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements, (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h) after giving effect to the Closing, (j) all Indebtedness of the types referred to in clauses (a) through (b) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (k) any unfunded pension liabilities; and (l) any so-called “change of control” payments.

“Indemnified Party” has the meaning set forth in Section 9.6(a).

“Indemnifying Party” has the meaning set forth in Section 9.6(a).

“Independent Accountants” has the meaning set forth in Section 1.2(e)(iii)(C).

“Individual Sellers” mean, collectively, Phillips, Parker and Babylon.

“Information Statement” has the meaning set forth in Section 5.3.

“Initial Pro Rata Percentage” means, as each Individual Seller, a fraction (expressed as a percentage), the numerator of which is 16 in the case of Phillips and 2.5 in the case of Parker and Babylon, and the denominator of which is 21.

“Initial Purchase Price” has the meaning set forth in Section 1.2(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 3.8(a).

“Interim Financial Statements Date” has the meaning set forth in Section 3.8(a).

“ITH” has the meaning set forth in the Preamble.

“IT Systems” means the hardware, Software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment that are owned or used by the Company.

“Law” means each provision of any currently implemented federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means (a) any lease, sublease, license, concession or other Contract relating to the occupancy of any improved space on any Real Property, (b) any long-term Contract to lease Real Property in which most of the rights and benefits comprising ownership of the Real Property, if any, are transferred to the tenant for the term thereof, (c) any Contract, license, or right to use pertaining to the possession or use of any tangible personal property, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

“Legal Proceedings” has the meaning set forth in Section 3.19.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes.

“Licensed Intellectual Property” has the meaning set forth in Section 3.15(a).

“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, easements, franchises, approvals, authorizations, orders and other similar rights (or any waivers of the foregoing) issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, proxy, interest, equity, option, lien, preemptive right, right of first offer or refusal, charge or other restrictions or limitations of any nature whatsoever, other than (a) restrictions on the offer and sale of securities under federal and state securities Laws and (b) any Permitted Liens.

“Loss” or “Losses” means, with respect to any Person, all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, Taxes, fines, penalties, damages (including punitive, special and consequential damages), lost profits, diminution in value (based on a multiple of earnings or otherwise), costs and expenses (including reasonable attorneys’ fees) sustained or incurred by such Person.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company or the Business; provided, however, that “Material Adverse

Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) conditions caused by acts of terrorism or war (whether or not declared); (iv) the announcement or pendency of the transactions contemplated by this Agreement (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators); or (v) any change in applicable Law or the interpretation thereof; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (v) (other than clause (iv)) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its Business. For the avoidance of doubt, by way of illustration and not limitation, a “Material Adverse Effect” shall include any matter or matters that, alone or in the aggregate, is or are likely to, or could reasonably be expected to, result in Losses to the Company in excess of ten percent (10%) of the Purchase Price, or that a reasonable investor would consider as significantly and adversely affecting its investment decision with respect to the transactions contemplated herein.

“Material Contracts” has the meaning set forth in Section 3.12.

“Material Licenses and Permits” has the meaning set forth in Section 3.21.

“Membership Interests” has the meaning set forth in the Recitals.

“Non-Competition Period” has the meaning set forth in Section 6.9(a).

“Non-Solicitation Period” has the meaning set forth in Section 6.9(b).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Order” shall mean any award, decision, injunction, decree, stipulation, determination, judgment, order, writ, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity including its operating agreement; and (c) any amendment to any of the foregoing.

“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to Article VII hereof.

“Outside Date” means August 25, 2015.

“Parker” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Pension Plan” has the meaning set forth in Section 3.23(b).

“Permitted Liens” means collectively, (x) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Interim Financial Statements; (y) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such Liens has been reflected in the Interim Financial Statements; and (z) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority, in each case including, without limitation, such Person’s successors and permitted assigns (or, in the case of a Governmental Authority, Persons succeeding to the relevant function of such Governmental Authority).

“Phillips” has the meaning set forth in the Preamble.

“Post-Closing Adjustment” has the meaning set forth in Section 1.2(e)(iii)(F)1.

“Pre-Closing Taxes” shall mean any Taxes attributable to any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchase Price Disbursement Schedule” has the meaning set forth in Section 1.2(b).

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Registration Rights Agreement” means the registration rights agreement to be mutually agreed to by the Parties, granting the Sellers who are receiving Buyer Common Stock piggyback registration rights, subject to cutbacks and other customary provisions.

“Releasees” has the meaning set forth in Section 12.15.

“Representative” means, with respect to any Person, any director, officer, principal, or employee of such Person.

“Restricted Party” means each of the Sellers and their respective Affiliates (other than the Company and the Acquired Companies) and each holder of Equity Interests in the Acquired Companies.

“Resolution Period” has the meaning set forth in Section 1.2(e)(iii)(B).

“Revenue Target” has the meaning set forth in Section 1.5.

“Review Period” has the meaning set forth in Section 1.2(e)(iii)(A).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” means the Sellers and their respective Representatives, successors and permitted assigns.

“Sellers Fundamental Representation” has the meaning set forth in Section 9.1.

“Sellers’ Knowledge” or “Knowledge of the Sellers” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to the Sellers.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Returns” has the meaning set forth in the Section 8.1(a).

“Signing Date” has the meaning set forth in the Preamble.

“Signing Date Stock Price” means $16.94.

“Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed, including firmware.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Statement of Objections” has the meaning set forth in Section 1.2(e)(iii)(B).

“Stock Consideration” has the meaning set forth in Section 1.2(a).

“Stockholders’ Consent” has the meaning set forth in Section 5.3.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period Return” has the meaning set forth in Section 8.1(b).

“Target Working Capital” means $150,000.00

“Tax” or “Taxes” means (a) any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such Tax.

“Tax Proceeding” has the meaning set forth in Section 8.4.

“Tax Returns” means any return, declaration, report, schedule, notice, form, claim for refund, or information return or statement (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority.

“Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Third Party Consents” has the meaning set forth in Section 3.7(a).

“Third Party Software Components” means Software or any components thereof owned by a third party and distributed by the Company.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Domain Names, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services (whether or not registered); registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, whether U.S. or foreign; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Transaction Expenses” means any fees, costs and expenses incurred prior to the Closing or subject to reimbursement by the Company after the Closing of such amounts incurred at or prior to the Closing, in each case in connection with the transactions contemplated hereby (whether incurred prior to or after the date hereof, but prior to the Closing) and not paid at or prior to the Closing, including: (a) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (b) any fees, costs and expenses or payments of the Company related to the receipt of any Third Party Consent or any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, incentive, “stay-put” or other compensatory payments made to any employee of, or consultant to, the Company as a result of the execution of this Agreement or in connection with the transactions contemplated hereby.

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time.

ARTICLE XI.

TERMINATION

Section 11.1 Termination. By notice given prior to the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers’ Representative;

(b) by the Sellers’ Representative, provided that none of the Sellers and the Company is in material breach of this Agreement, (i) if both (A) the Buyer is in material breach of any representation, warranty, agreement or covenant in this Agreement and such breach shall remain uncured for a period of thirty (30) calendar days after the Sellers’ Representative has given written notice of such breach to the Buyer; and (B) such breach prevents the satisfaction of any condition to Closing contained in Section 7.2, or (ii) if, by the Outside Date, (A) any of the conditions in Section 7.2 shall not have been satisfied, complied with, or performed in all material respects (unless such failure of satisfaction, noncompliance, or nonperformance is the result directly or indirectly of any action or failure to act on the part of the Seller or the Company) and the Sellers’ Representative shall not have waived such failure of satisfaction, noncompliance or nonperformance, and (B) all of the conditions in Section 7.3 have been satisfied, complied with, or performed in all material respects (unless such failure of satisfaction, noncompliance, or nonperformance is the result directly or indirectly of any action or failure to act on the part of the Buyer); or

(c) by the Buyer, provided that the Buyer is not in material breach of this Agreement, (i) if both (A) any of the Sellers or the Company is in material breach of any representation, warranty, agreement or covenant in this Agreement and such breach shall remain uncured for a period of sixty (60) calendar days after the Buyer has given written notice of such breach to the Sellers’ Representative; and (B) such breach prevents the satisfaction of any condition to Closing considered in Section 7.3, or (ii) if, by the Outside Date, (A) any of the conditions in Section 7.3 shall not have been satisfied, complied with, or performed in all material respects (unless such failure of satisfaction, noncompliance, or nonperformance is the result directly or indirectly of any action or failure to act on the part of the Buyer) and the Buyer shall not have waived such failure of satisfaction, noncompliance or nonperformance, and (B) all of the conditions in Section 7.2 have been satisfied, complied with, or performed in all material respects (unless such failure of satisfaction, noncompliance, or nonperformance is the result directly or indirectly of any action or failure to act on the part of the Sellers or the Company).

Section 11.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 11.1; provided, however, that (a) the provisions of this Article XI, Section 6.3 (Confidentiality), Section 6.4 (Public Announcements), and Article XII (Miscellaneous) hereof shall survive any termination of this Agreement; and (b) nothing herein shall relieve any party from any damages caused by a breach of its obligations hereunder or by its fraud.

ARTICLE XII.

MISCELLANEOUS

Section 12.1 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by e-mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or (d) sent by registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Sellers’ Representative:

Mr. Brandon G. Phillips

1027 Sand Castle Road

Sanibel, FL 33957

Phone: (239) 476-0050

Email: brandongradyphillips@gmail.com

with a copy (which shall not constitute notice to Sellers’ Representative) to:

Montello Law

2750 NE 185th Street, Suite 201

Aventura, FL 33180

Attn: Louis R. Montello, Esquire

Phone: (305) 682-2000

Email: lmontello@montellolaw.com

If to the Buyer:

Patriot National, Inc.

401 E. Las Olas Blvd., Suite 1650

Fort Lauderdale, FL 33301

Attn: Christopher A. Pesch

Phone: (954) 670-2941

Email: cpesch@patnat.com

with a copy (which shall not constitute notice to Buyer) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

Attn: Gary Horowitz

Phone: (212) 455-7113

Email: ghorowitz@stblaw.com

If to the Company (prior to the Closing):

Global HR Research LLC

9530 Marketplace Road, Suite 301

Fort Myers, Florida 33912

Attn: Austin Shanfelter, Manager

Phone: (941) 416-5365

Email: ashanfelter@comcast.net

with a copy (which shall not constitute notice to the Company) to:

Montello Law

2750 NE 185th Street, Suite 201

Aventura, FL 33180

Attn: Louis R. Montello, Esquire

Phone: (305) 682-2000

Email: lmontello@montellolaw.com

Date of service of such notice shall be (i) the date such notice is delivered by hand, e-mail or other form of electronic transmission, (ii) one Business Day following the delivery by express overnight delivery service, or (iii) three (3) Business Days after the date of mailing if sent by certified or registered mail.

Section 12.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.3 Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Sellers without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Sellers’ Representative; provided, however, that the Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or equity, or by merger or otherwise) to all or any portion of the Buyer, its Assets or its subsidiaries, and the Buyer may assign its rights under this Agreement and the Other Agreements to its financing sources. Any such assignment by the Buyer shall not release the Buyer from any of its obligations in the Agreement.

Section 12.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of e-mail, facsimile or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 12.5 Expenses. Except as otherwise provided in this Agreement, each of the Sellers, the Company and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby, provided, however, that the Sellers shall be responsible for all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated hereby.

Section 12.6 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Florida.

Section 12.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 12.8 Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any prior offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

Section 12.9 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties any rights or remedies under or by reason of this Agreement.

Section 12.10 Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Information furnished in any particular Schedule shall not be deemed to be included in all other Schedules in which the information is required to be included unless reasonably apparent on its face.

Section 12.11 Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation); (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (g) references to “records” shall refer to all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; (h) “or” is used in the inclusive sense of “and/or,” unless otherwise specified; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days” or the period of time is 5 calendar days or less, in which case it shall refer to Business Days The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of such representation, warranty or covenant.

Section 12.12 Construction. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

Section 12.13 Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN BROWARD COUNTY, FLORIDA IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 12.14 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION Section 12.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 12.15 Sellers’ Release.

(a) Each of the Sellers hereby releases and forever discharges each of the Buyer, the Company, their respective Affiliates, and the directors, officers, members, managers, partners, employees, agents and representatives of each of them (collectively, the “Releasees”), from any and all claims, allegations, Liens, lawsuits, adverse consequences, damages, losses, amounts paid in settlement, Indebtedness, deficiencies, diminution in value, disbursements, obligations, costs or demands and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, fixed or contingent, direct or indirect or derivative, asserted or unasserted, foreseen or unforeseen, matured or unmatured, anticipated or unanticipated, that each of the Sellers now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing Date or on account of or arising out of any matter, cause or event occurring prior to the Closing Date, whether pursuant to contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date, including without limitation claims by any Seller related to such Seller’s share of the proceeds received in connection with this Agreement.

(b) Each of the Sellers understands, acknowledges and agrees that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any actions, suits, proceedings, demands, assessments, judgments, settlements and compromises which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each of the Sellers agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth above. Each of the Sellers represents and warrants that it is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby, and has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any Person any such claim or any portion thereof.

(c) Each of the Sellers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any actions, suits, proceedings, demands, assessments, judgments, settlements and compromises of any kind against any Releasee, based upon any matter purported to be released hereby.

Section 12.16 Sellers’ Representative. Each Seller hereby irrevocably appoints Brandon G. Phillips as the Sellers’ Representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller’s Membership Interests to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including without limitation the power:

(a) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

(b) to negotiate, execute or deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such document which the Sellers’ Representative agrees to execute);

(c) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration;

(d) to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in its/his/her sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

The Buyer shall be entitled to rely on the full power and authority of the Sellers’ Representative to act hereunder in such capacity on behalf of the Sellers. The Sellers’ Representative is serving in such capacity solely for the purpose of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder. The Buyer agrees that it will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

If Brandon G. Phillips becomes unable to serve as the Sellers’ Representative, such other Person or Persons as may be designated by the Sellers holding a majority of the Membership Interests, shall succeed as the Sellers’ Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

PATRIOT NATIONAL, INC.

By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	President and Chief Executive Officer

COMPANY:

GLOBAL HR RESEARCH LLC

By:	/s/ Austin J. Shanfelter
Name:	Austin J. Shanfelter
Title:	Chairman

SELLERS’ REPRESENTATIVE:

By:	/s/ Brandon G. Phillips
Name:	Brandon G. Phillips

[Signature Page (1 of 2) to Membership Interest Purchase Agreement]

SELLERS:

IN TOUCH HOLDINGS LLC

By:	/s/ Austin J. Shanfelter
Name:	Austin J. Shanfelter
Title:	Manager

/s/ Brandon G. Phillips
Brandon G. Phillips

/s/ James E. Parker
James E. Parker

/s/ Ivette Ruiz Babylon
Ivette Ruiz Babylon

* All schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include a list of intellectual property, members and ownership, customer lists, financial information and the other Disclosure Schedules. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

[Signature Page (2 of 2) to Membership Interest Purchase Agreement]

Exhibit B

AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1 to the Membership Interest Purchase Agreement (this “Amendment No. 1”) is made as of August 21, 2015 by and between Global HR Research, LLC, a Florida limited liability company, In Touch Holdings LLC, a Florida limited liability company, Brandon G. Phillips, James E. Parker and Ivette Ruiz Babylon, each an individual, as sellers, Brandon G. Phillips as the Sellers’ Representative, and Patriot National, Inc., a Delaware corporation, as buyer, in order to amend that certain Membership Interest Purchase Agreement, dated as of July 20, 2015, by and between the Buyer and the Sellers (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Pursuant to Section 2.1 and Section 12.8 of the Purchase Agreement, in consideration of the mutual promises and provisions hereof and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Agreement on Closing Date. The Parties agree and acknowledge that the Closing shall occur on the date hereof but immediately following execution and delivery by the Parties named herein of this Amendment No. 1.

2. Agreement on Effective Date. The Parties agree and acknowledge that the Effective Date of this Amendment No. 1 shall be August 1, 2015.

3. Purchase Price; Closing Payments. Section 1.2(a) of the Purchase Agreement is amended and restated in its entirety as follows:

“(a) General. The aggregate consideration to be paid (or to be provided in the case of the Buyer Common Stock hereafter defined) by the Buyer to or for the account of the Sellers in consideration for the purchase of the Membership Interests shall be the sum of the following (the “Initial Purchase Price”): (i) Twenty Four Million Dollars ($24,000,000) (the “Initial Cash Consideration”); plus (ii) 444,096 shares (the “Initial Stock Consideration”) of the common stock of the Buyer, par value $0.001 per share (the “Buyer Common Stock”); plus (iii) the Deferred Consideration (as defined below). The Initial Purchase Price is subject to adjustment pursuant to Section 1.2(e), and the Initial Purchase Price, as so adjusted, is referred to as the “Purchase Price.”

4. Simultaneous Closing and Acquired Companies. Section 1.2(c) of the Purchase Agreement is amended and restated in its entirety as follows:

“(c) Simultaneous Closing and Acquired Companies. On the Closing Date, the Buyer shall wire a portion of the Initial Cash Consideration to the Company in an amount sufficient to permit the Company to purchase, and the Company shall purchase, the outstanding Equity Interests not owned by the Company in the Acquired Companies, in the amounts and to the parties set forth on Schedule 1.2(c). Immediately upon confirmation of the closing of the purchase of such Equity Interests the Buyer shall pay the remainder of the Initial Cash Consideration and the Initial Stock Consideration in accordance with this Section 1.2.”

5. Deferred Consideration. The following is added as Section 1.2(f) of the Purchase Agreement:

“(f) Deferred Consideration. As additional consideration for the purchase of the Membership Interests, Buyer shall pay to ITH either, at the Buyer’s discretion, 618,478 shares of the Buyer Common Stock (the “Deferred Stock Consideration”, and together with the Initial Stock Consideration, the “Stock Consideration”) or $10,477,017 in cash (together with the Initial Cash Consideration, the “Cash Consideration”) (the “Deferred Consideration”). The Deferred Consideration shall be paid to ITH on the date that is the first to occur of (i) November 20, 2015; (ii) the 21st day after the date that the Buyer first mails the Information Statement to its stockholders; and (iii) the effectiveness of a registration statement filed with the SEC for the sale of Buyer Common Stock.”

6. Buyer Common Stock. Section 5.6 of the Purchase Agreement is amended and restated in its entirety as follows:

“Section 5.6 Buyer Common Stock. The Buyer Common Stock will be, as of the Closing Date or upon the payment of the Deferred Stock Consideration, if applicable, duly authorized, validly issued, fully paid and non-assessable and no other Person has any preemptive, subscription or similar rights to participate in the issuance of the Buyer Common Stock pursuant to this Agreement. The consummation of the Contemplated Transactions will give the Sellers who are receiving Stock Consideration good title to the Buyer Common Stock, as of the Closing Date or upon the payment of the Deferred Stock Consideration, if applicable, free and clear of all Liens, except as set forth in this Agreement.”

7. Governmental Approvals and Consents; Information Statement. The first sentence of Section 6.6(c) of the Purchase Agreement is amended and restated in its entirety as follows:

“As promptly as reasonably practicable following completion of the GAAP audit with regard to the Base Financial Statements in accordance with Section 6.12 of the Purchase Agreement, the Buyer shall prepare and file with the SEC the Information Statement.”

8. Definitions. The following definitions shall be added to Article X of the Purchase Agreement:

“Deferred Consideration” has the meaning set forth in Section 1.2(f).”

“Deferred Stock Consideration” has the meaning set forth in Section 1.2(f).”

“Initial Cash Consideration” has the meaning set forth in Section 1.2(a).”

“Initial Stock Consideration” has the meaning set forth in Section 1.2(a).”

2

The definitions of Cash Consideration and Stock Consideration in Article X shall each be amended by replacing “Section 1.2(a)” with “Section 1.2(f)” in each definition.

9. Purchase Price Disbursement Schedule 1.2(b). Schedule 1.2(b) of the Purchase Agreement is replaced in its entirety by the revised Schedule 1.2(b) attached to this Amendment No. 1.

10. Acquired Company Payments Schedule 1.2(c). Schedule 1.2(c) of the Purchase Agreement is replaced in its entirety by the revised Schedule 1.2(c) attached to this Amendment No. 1.

11. References to Information Statement. Section 7.2(c) and Section 7.3(f) of the Purchase Agreement shall be deleted in their entirety.

12. Miscellaneous.

a. This Amendment No. 1 shall be effective and binding upon all parties to the Purchase Agreement upon execution and delivery by the parties hereto. The Purchase Agreement, as amended by this Amendment No. 1, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Amendment No. 1 relied upon by the Parties, and they supersede all other prior understandings and agreements, both written and oral, with respect to such subject matter.

b. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect. In the event that any of the terms or provisions of the Purchase Agreement are inconsistent with or contradict the terms hereof, the terms of this Agreement shall control. After the date hereof, any reference to the Purchase Agreement shall mean the Purchase Agreement, as amended and modified hereby, and each reference in the Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Purchase Agreement as amended and modified hereby.

c. Section 12.2, Section 12.4, Section 12.6, Section 12.9, Section 12.12, Section 12.13 and Section 12.14 of the Purchase Agreement shall be deemed incorporated by reference into this Amendment No. 1, mutatis mutandis.

[Signature page follows.]

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

BUYER:

PATRIOT NATIONAL, INC.

By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	President, CEO

COMPANY:

GLOBAL HR RESEARCH LLC

By:	/s/ Austin J. Shanfelter
Name:	Austin J. Shanfelter
Title:	Chairman

SELLERS’ REPRESENTATIVE:

By:	/s/ Brandon G. Phillips
Name:	Brandon G. Phillips

[Signature Page to Amendment No. 1 to the Purchase Agreement]

SELLERS:

IN TOUCH HOLDINGS LLC

By:	/s/ Austin J. Shanfelter
Name:	Austin J. Shanfelter
Title:	Manager

/s/ Brandon G. Phillips
Brandon G. Phillips

/s/ James E. Parker
James E. Parker

/s/ Ivette Ruiz Babylon
Ivette Ruiz Babylon

[Signature Page to Amendment No. 1 to the Purchase Agreement]

Exhibit 99.1

GLOBAL HR RESEARCH, LLC

Financial Statements

Year Ended December 31, 2014

GLOBAL HR RESEARCH, LLC

Table of Contents

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance Sheet	F-2

Statement of Operations and Members’ Equity (Deficit)	F-3

Statement of Cash Flows	F-4

Notes to Financial Statements	F-5 to F-12

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Managing Members

Global HR Research, LLC

Fort Myers, FL

We have audited the accompanying balance sheet of Global HR Research, LLC as of December 31, 2014, and the related statements of operations and members’ equity (deficit), and cash flows for the year ended December 31, 2014. Global HR Research, LLC’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global HR Research, LLC as of December 31, 2014, and the results of its operations and its cash flows for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Goldstein Schechter Koch, P.A.

Coral Gables, Florida

September 24, 2015

GLOBAL HR RESEARCH, LLC

Balance Sheet

December 31, 2014

ASSETS
Current Assets:
Cash	$311,197
Accounts receivable	493,381
Loans to members	325,173
Prepaid expenses and other current assets	8,698

Total current assets	1,138,449

Property and Equipment, net of Accumulated Depreciation	167,948
Other Assets:
Platform development in progress	1,295,896
Goodwill	163,817
Security deposits	34,178
Investment in affiliate	4,641

Total other assets	1,498,532

Total assets	$2,804,929

LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,870,723
Accrued expenses	60,560
Line of credit	300,000
Notes payable	648,536
Loans from affiliates	15,173

Total current liabilities	2,894,992

Long-term liability:
Deferred rent	294,471

Total liabilities	3,189,463

Members’ Deficit	(384,534)

Total liabilities and members’ deficit	$2,804,929

The accompanying notes are an integral part of this financial statement.

GLOBAL HR RESEARCH, LLC

Statement of Operations and Members’ Equity (Deficit)

Year Ended December 31, 2014

Revenues	$9,680,847
Costs of Revenues	7,345,922

Gross Profit	2,334,925

Operating Expenses:
Salaries and related expenses	1,094,206
Commissions	87,895
Selling and marketing	571,468
General and administrative	920,024
Depreciation	27,471

Total Operating Expenses	2,701,064

Loss from Operations	(366,139)
Other Income (Expense):
Interest income	13,127
Interest expense	(65,452)
Lawsuit settlement	(70,000)

Total Other Expense	(122,325)

Loss before equity in loss from affiliates	(488,464)
Equity in loss from affiliates	(72,577)

Net Loss	(561,041)
Beginning Members’ Equity	21,801
Contributions	154,706

Ending Members’ Deficit	$(384,534)

The accompanying notes are an integral part of this financial statement.

GLOBAL HR RESEARCH, LLC

Statement of Cash Flows

Year Ended December 31, 2014

Cash Flows from Operating Activities
Net Loss	$(561,041)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	27,471
Bad debt expense	9,349
Pass-through loss from investments in affiliates	72,577
Changes in assets and liabilities:
Decrease in accounts receivable	306,974
Increase in prepaid expenses and other current assets	(4,893)
Increase in accounts payable	713,484
Decrease in accrued expenses	(305,717)
Increase in deferred rent	35,118

Net Cash Provided by Operating Activities	293,322

Cash Flows from Investing Activities
Purchase of property and equipment	(13,701)
Platform development in progress	(255,731)
Investment in affiliates	(72,575)

Net Cash Used in Investing Activities	(342,007)

Cash Flows from Financing Activities
Proceeds from notes payable	250,000
Principal payments of notes payable	(212,495)
Proceeds from line of credit	1,775,000
Repayments of line of credit	(1,625,000)
Loans to members	(18,628)
Loans from affiliates, net	365
Proceeds from member contributions	154,706

Net Cash Provided by Financing Activities	323,948

Net increase in cash	275,263
Cash, beginning of year	35,934

Cash, end of year	$311,197

Supplemental disclosure of cash flows data:
Cash paid for interest	$60,605

The accompanying notes are an integral part of this financial statement.

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 1 – Nature of Operations

Business Activity

Global HR Research, LLC, (the Company) provides background screening, drug testing and other pre-employment services for employers primarily in the United States and Canada.

The existence of the LLC is perpetual. Members’ personal liability is limited to their investment in the Company.

The Company has a 40% ownership position in each of six separate Product Placement Companies (PPCs) that sell the Company’s products via its web based order system. The PPCs are located throughout the United States. The PPCs are as follows: GHRR CF, LLC (CF), GHRR NE, LLC (NE), GHRR NW, LLC (NW), GHRR SE, LLC (SE), GHRR SF, LLC (SF), GHRR WF, LLC (WF). Ownership ranging from 51%-60% of the PPC’s is held by unrelated third parties. The PPCs bear all of the credit and collection risk associated with their customers, and they set their own credit and collection policies. The Company and the PPCs have executed operating agreements setting forth their business relationship including but not limited to revenue sharing and cost reimbursement. The Company invoices the PPCs the first day of each month for products sold to customers in the previous month. Those invoices are due to the Company by the 10th of the month. The PPCs are separate and distinct companies that file their own tax returns and maintain their own set of books and records apart from the Company. The operations of the PPCs are not consolidated with these financial statements.

The Company’s headquarters are in Fort Myers, Florida.

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid, short term investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded at the amount the Company expects to collect on balances outstanding at year end. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. Management closely monitors outstanding balances and considers all of its accounts receivable to be collectible.

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 2 – Summary of Significant Accounting Policies - continued

Concentration of Credit Risk

At December 31, 2014, the Company maintained its cash at a financial institution in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant risk.

Approximately 41% of the total outstanding accounts receivable is due collectively from five of the PPC’s as of December 31, 2014. Accounts receivable from three customers represents another 13% of total accounts receivable.

In addition, approximately 65% of the Company’s 2014 revenue was received from ten customers and 41% was received from one customer.

Property and Equipment

Property and equipment are stated at original cost to the Company less accumulated depreciation. Repairs, maintenance, and minor replacements are charged to operations as incurred. Major repairs and replacements that improve or extend the lives of assets are capitalized. Depreciation is recognized on a straight-line basis over the useful lives of the related assets as follows:

Leasehold improvements	7-10 years
Furniture and equipment	5-10 years
Signage	7-10 years

Investments in Affiliates

The Company owns a 40% interest in the six PPCs and also owns a 50% interest in VIP Commercial Coach, LLC. These investments are recorded on the equity method in accordance with Accounting Standards Codification 323 Investments – Equity Method and Joint Ventures. Under the equity method, the Company’s original investment is recorded at cost and adjusted by the Company’s share of undistributed earnings or losses as well as distributions received from or contributions made to the investee. The investor ordinarily shall discontinue applying the equity method if the investment (and net advances) is reduced to zero and shall not provide for additional losses unless the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee.

GAAP requires the consolidation of all variable interest entities (“VIEs”) for which a Company is deemed to be the primary beneficiary. An entity is generally a VIE if it meets any of the following criteria: (i) the entity has insufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) the equity investors cannot make significant decisions about the entity’s operations or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity or receive the expected returns of the entity and substantially all of the entity’s activities involve or are conducted on behalf of the investor with disproportionately few voting rights.

Based on these criteria, management has determined that the affiliated entities do not constitute VIE’s.

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 2 – Summary of Significant Accounting Policies - continued

Platform Development in Progress

The Company’s platform development costs are related primarily to software developed for internal use and, accordingly, the Company accounts for these costs under FASB ASC Topic 350-40 “Internal-Use Software” Such costs are being capitalized during the application development stage and when placed in service will be amortized over the estimated useful life of the platform.

Goodwill

The Company accounts for goodwill in accordance with the provisions of FASB ASC Topic 350, “Intangibles—Goodwill and Other”. Goodwill recorded in the financial statements represents the excess of the purchase price over the fair value of acquired net assets on the date of acquisition. The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.

The Company tests goodwill for impairment under a two-step approach. The first step of the goodwill impairment test compares the fair value of the Company with its carrying amount, including goodwill. If the carrying amount exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss. This is determined by comparing the implied fair value of the Company’s goodwill with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, the Company recognizes an impairment loss as an expense. Management has determined there is no impairment of goodwill at December 31, 2014.

Deferred rent

The Company’s operating lease for its corporate office is in Fort Myers, Florida and includes schedule rent increases over the term of the lease. The Company has accounted for the lease to provide straight-line charges to operations over the life of the lease.

Revenue Recognition

Sales are recognized when revenue is realized or becomes realizable and has been earned. In general revenue is recognized when the earnings process is complete, which is upon performance of services. Revenue is recorded at gross amounts and payments to affiliates under revenue sharing agreements are recorded as cost of revenue in accordance with FASB ASC 605-45 “Principal Agent Considerations.”

Revenue Sharing Agreements with Product Placement Companies

The operating agreements with the PPCs make provision for a revenue sharing agreement between the Company and the PPCs of 50% of the net sales. Net sales is defined as the amount paid by the customer less commissions (if applicable), and the Company’s published costs, development fees, set-up fees, access fees, and any third party fees. The agreements also stipulate that when a PPC achieves gross revenues in excess of $1,800,000 during a calendar year, the revenue-sharing percentage is reduced to 40%.

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 2 – Summary of Significant Accounting Policies - continued

Cost of Revenues

Included in cost of revenues are payments made and due to the PPC’s under revenue sharing agreements totaling $1,564,437 and salaries of researchers and personnel directly engaged in providing background screenings and other services totaling $932,360.

Advertising Costs

The Company’s policy is to expense advertising costs in the period they are incurred. Advertising and marketing expenses for the year ended December 31, 2014 were $279,355.

Income Taxes

The Company is a Florida Limited Liability Company taxed as a partnership for federal income tax purposes. Accordingly, the Company does not pay income tax and its income is passed through and taxed directly to its members. Therefore, no provision, liability or refund for federal income tax is reflected in the accompanying financial statements.

Management has evaluated its tax positions taken for all open tax years. Currently, the last three tax years are open and subject to examination by the Internal Revenue Service. Based on an evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for tax effects of uncertain tax positions has been recorded for the year ended December 31, 2014.

The Company is not currently under audit nor has the Company been contacted by any tax jurisdiction.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures” defines fair value as the price that would be received in an asset sale or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 also sets forth a valuation hierarchy of the inputs (assumptions that market participants would use in pricing an asset or liability) used to measure fair value. This hierarchy prioritizes the inputs into the following three levels:

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 2 – Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments - continued

Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses and line of credit approximate their fair value due to the relatively short period to maturity for these instruments.

Note 3 – Related Party Transactions

In the ordinary course of business, the Company has transactions, including borrowings, to and from its affiliated PPCs and its managing member. In the opinion of management, these transactions were made on substantially the same terms as comparable transactions with other persons and companies and did not involve more than a normal risk of collectability or present any other unfavorable features to the Company.

Product Placement Companies

Accounts receivable from the PPCs were $202,472 at December 31, 2014. Accounts payable to the PPCs were $419,629 at December 31, 2014. The Company advanced $889 to the PPCs at December 31, 2014. These advances are non-interest bearing and were repaid during 2015.

There is a loan payable to PPC NE in the amount of $15,173 at December 31, 2014. This loan is non-interest bearing and was repaid during 2015.

The six PPCs generated gross sales of $6,138,174. The related revenue split paid to the PPCs was $1,564,437 for the year ended December 31, 2014.

The Company also charged the PPCs for costs that were not part of the revenue sharing agreement. The PPCs reimbursed the Company $146,836 for costs it incurred in connection with the products to be provided to its customers pursuant to the operating agreement.

The operating agreements further provide for circumstances in the event that the Company sells all or substantially all of its assets or ownership interests. In the event of a substantial sale of assets or ownership interests, the PPCs have agreed to transfer all of their interests (Tag Along Rights; Drag Along Rights) to the Company or its successors for an amount as determined in the agreements. Subsequent to a sale, the Company (or its successors) would no longer be obligated to the revenue sharing provisions of the operating agreements and would continue its client relationships under the existing service contracts.

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 3 – Related Party Transactions - continued

Outta Touch Holdings, LLC

The managing member of the Company is a 50% equity member in Outta Touch Holdings, LLC. This LLC provides marketing services to the Company. During the year ended December 31, 2014, the Company paid Outta Touch Holdings, LLC $196,596 for marketing and travel.

Loans to Members

There are two notes receivable from the President of the Company totaling $83,046. These notes bear interest at 7% and are unsecured.

There are two notes receivable from the managing member of the Company totaling $229,000. These notes bear interest at 7% and unsecured.

Interest receivable on the aforementioned notes receivable is $13,127 at December 31, 2014 and is included in Loans to Members on the balance sheet.

Guaranteed Payments

Guaranteed payments to the Company’s managing member of $325,730 are included in Salaries and Related Expenses for the year ended December 31, 2014.

Note 4 – Investments in Affiliates

Investment in affiliate consists of $4,640 in GHRR SE, LLC. There are no investment balances for the other PPCs or affiliates at December 31, 2014.

Note 5 – Property and Equipment, Net

As of December 31, 2014, property and equipment consisted of the following:

Leasehold improvements	$45,945
Signage	16,071
Furniture and equipment	185,580

247,596
Less: Accumulated depreciation	(79,648)

Property and Equipment, net	$167,948

Depreciation expense for the year ended December 31, 2014 was $27,471.

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 6 – Line of Credit

The Company has a line of credit payable to Sanibel Captiva Community Bank. Interest is payable monthly at a rate of 5.25% per annum with the principal balance payable at maturity. The obligation is secured by all Company assets and has been personally guaranteed by a managing member of the Company and one other member. The maximum borrowing under the line increased from $350,000 to $650,000 in February 2015. The line matures in October 2016 and was paid in full in August 2015.

Interest expense for the line of credit was $22,241 for the year ended December 31, 2014

Note 7 – Notes Payable

Notes payable consisted of the following as of December 31, 2014:

Note payable to Sanibel Captiva Community Bank, payable in monthly installments of $5,727 including interest at a fixed rate of 6.75% per annum. The obligation is secured by all Company assets and has been personally guaranteed by the managing member of the Company and another member. The note matures in October 2016.	$475,865
Note Payable to a third party, payable in monthly installments of $11,652 including interest at a fixed rate of 11.00% per annum. The obligation is unsecured. The note matures in April 2016.	172,671

Total Notes Payable	$648,536

Both notes payable were paid in full in August 2015. Accordingly, the notes are considered current liabilities as of December 31, 2014.

Interest expense on the notes payable was $43,211 for the year ended December 31, 2014.

Note 8 – Lease Commitments

The Company leases operating facilities under a lease agreement with an unrelated party. The agreement includes provisions providing that the Company pays all common area maintenance, property taxes and insurance as well as an annual escalation of the fixed portion of the rental payments. The lease expires in July 2020.

Minimum future lease payments are due as follows:

Year Ending December 31,
2015	$349,099
2016	387,377
2017	413,971
2018	422,635
2019	431,571
Thereafter	254,858

$2,259,511

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

December 31, 2014

Note 8 – Lease Commitments - continued

Rent expense for operating facilities amounted to $379,451, during the year ended December 31, 2014.

The Company has also entered into operating lease agreements for office equipment. The agreements require minimum monthly payments totaling $505, plus additional amounts based on usage. During the year ended December 31, 2014, expense for office equipment rental was $14,927.

Note 9 – Litigation

During 2014, the Company was a defendant in a lawsuit filed by a vendor seeking payment for up to $300,000. The Company contended the vendor did not perform the services for which they were seeking payment. The lawsuit was settled out of court in January 2015, and the Company agreed to pay the plaintiff $70,000. This judgement was paid in full in March 2015.

Note 10 – Subsequent Events

Subsequent events were evaluated through September 24, 2015, the date the financial statements were available to be issued.

On July 21, 2015, the Company entered into an agreement whereby the members of the Company sold all of their outstanding membership interests to a publicly-traded entity (“Purchaser”). The acquisition was consummated on August 21, 2015. Under the amendment the members received $24 million and 446,094 shares of common stock of the purchaser with a market value on the closing date of approximately $7,079,000. In addition, the purchaser agreed to pay future consideration to a member owning 75.5% of the Company in the form of 618,478 shares of common stock or $10,477,017 in cash. The deferred consideration is payable on the earlier of the following: 1) on November 20, 2015 2) twenty-one days after the Purchaser gives official notification its shareholders of the acquisition or 3) when the Securities and Exchange Commission declares effective an impending registration statement to be filed by the Purchaser. Ten percent of the stock consideration and deferred stock consideration may be forfeited if the Company does not meet a certain revenue level for its 2016 operating year.

Concurrent with the acquisition, the PPC’s ceased operations and the Company has assumed the business operations of these entities.

Exhibit 99.2

GLOBAL HR RESEARCH, LLC

Balance Sheets

	June 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Current Assets:
Cash	$—	$311,197
Accounts receivable	872,443	493,381
Loans to members	429,159	325,173
Prepaid expenses and other current assets	—	8,698

Total current assets	1,301,602	1,138,449

Property and Equipment, net of Accumulated Depreciation	153,235	167,948
Other Assets:
Platform development in progress	1,362,097	1,295,896
Goodwill	163,817	163,817
Security deposits	34,178	34,178
Investments in affiliates	9,191	4,641

Total other assets	1,569,283	1,498,532

Total assets	$3,024,120	$2,804,929

LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities:
Bank overdraft	$239,749	$—
Accounts payable	2,121,405	1,870,723
Accrued expenses	72,846	60,560
Line of credit	350,000	300,000
Notes payable	568,249	648,536
Loans from affiliates	—	15,173

Total current liabilities	3,352,249	2,894,992

Long-term liability:
Deferred rent	291,688	294,471

Total liabilities	3,643,937	3,189,463

Members’ Deficit	(619,817)	(384,534)

Total liabilities and members’ deficit	$3,024,120	$2,804,929

See accompanying notes to the financial statements.

F-1

GLOBAL HR RESEARCH, LLC

Statements of Operations (Unaudited)

For the six months ended June 30,

	2015	2014
Revenues	$5,838,919	$4,769,575
Costs of Revenues	4,381,994	3,637,659

Gross Profit	1,456,925	1,131,916

Operating Expenses:
Salaries and related expenses	574,483	447,023
Commissions	63,833	—
Selling and marketing	340,324	274,005
General and administrative	583,041	505,449
Depreciation	13,776	13,502

Total Operating Expenses	1,575,457	1,239,979

Loss from Operations	(118,532)	(108,063)
Other Income (Expense):
Interest income	11,985	6,600
Interest expense	(34,093)	(32,041)
Loss on disposal of equipment	(937)	—

Total Other Expense	(23,045)	(25,441)

Loss before equity in loss from affiliates	(141,577)	(133,504)
Equity in loss from affiliates	(25,706)	(30,957)

Net Loss	$(167,283)	$(164,461)

See accompanying notes to the financial statements.

F-2

GLOBAL HR RESEARCH, LLC

Statements of Cash Flows (Unaudited)

For the six months ended June 30,

	2015	2014
Cash Flows from Operating Activities
Net Loss	$(167,283)	$(164,461)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,776	13,502
Bad debt expense	1,019	321
Loss on disposal of equipment	937	—
Pass-through loss from investments in affiliates	25,706	30,957
Changes in assets and liabilities:
Increase in accounts receivable	(379,062)	(194,890)
Decrease (increase) in prepaid expenses and other current assets	4,893	(108,858)
Increase in accounts payable	250,684	508,437
Increase (decrease) in accrued expenses	12,286	(325,129)

Net Cash Used in Operating Activities	(237,044)	(240,121)

Cash Flows from Investing Activities
Platform development in progress	(66,201)	(179,261)
Investments in affiliates	(30,256)	(21,873)

Net Cash Used in Investing Activities	(96,457)	(201,134)

Cash Flows from Financing Activities
Principal payments of notes payable	(80,286)	(136,043)
Proceeds from notes payable	—	250,000
Proceeds from line of credit	50,000	805,000
Payments to line of credit	—	(705,000)
Loans to members	(103,986)	(6,600)
Loans from affiliates, net	(15,173)	—
Distributions to members	(118,000)	—
Proceeds from member contributions	50,000	123,898

Net Cash (Used in) Provided by Financing Activities	(217,445)	331,255

Net decrease in cash	(550,946)	(110,000)
Cash, beginning of period	311,197	35,932

Bank overdraft, end of period	$(239,749)	$(74,068)

Supplemental disclosure of cash flows data:
Cash paid for interest	$34,093	$30,317

See accompanying notes to the financial statements.

F-3

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 1 – Nature of Operations

Business Activity

Global HR Research, LLC, (the Company) provides background screening, drug testing and other pre-employment services for employers primarily in the United States and Canada.

The existence of the LLC is perpetual. Members’ personal liability is limited to their investment in the Company.

The Company has a 40% ownership position in each of six separate Product Placement Companies (PPCs) that sell the Company’s products via its web based order system. The PPCs are located throughout the United States. The PPCs are as follows: GHRR CF, LLC (CF), GHRR NE, LLC (NE), GHRR NW, LLC (NW), GHRR SE, LLC (SE), GHRR SF, LLC (SF), GHRR WF, LLC (WF). Ownership ranging from 51%-60% of the PPC’s are held by unrelated third parties. The PPCs bear all of the credit and collection risk associated with their customers, and they set their own credit and collection policies. The Company and the PPCs have executed operating agreements setting forth their business relationship including but not limited to revenue sharing and cost reimbursement. The Company invoices the PPCs the first day of each month for products sold to customers in the previous month. Those invoices are due to the Company by the 10th of the month. The PPCs are separate and distinct companies that file their own tax returns and maintain their own set of books and records apart from the Company. The operations of the PPCs are not consolidated with these financial statements.

The Company’s headquarters are in Fort Myers, Florida.

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid, short term investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded at the amount the Company expects to collect on balances outstanding at period end. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. Management closely monitors outstanding balances and considers all of its accounts receivable to be collectible.

Concentration of Credit Risk

At June 30, 2015, the Company maintained its cash at a financial institution in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant risk. No amounts exceeded those limits as of June 30, 2015 or December 31, 2014.

F-4

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies - continued

Concentration of Credit Risk - continued

Approximately 41% of the total outstanding accounts receivable is due collectively from the PPC’s as of June 30, 2015 and December 31, 2014. Accounts receivable from three customers represents another 14% and 13% of the total accounts receivable at June 30, 2015 and December 31, 2014, respectively

In addition, approximately 58% of the Company’s revenue for the six months ended June 30, 2015 was received from four customers and 41% was received from one customer. Approximately 66% of revenue for the six months ended June 30, 2014 was received from 4 customers and 40% was received from one customer.

Property and Equipment

Property and equipment are stated at original cost to the Company less accumulated depreciation. Repairs, maintenance, and minor replacements are charged to operations as incurred. Major repairs and replacements that improve or extend the lives of assets are capitalized. Depreciation is recognized on a straight-line basis over the useful lives of the related assets as follows:

Leasehold improvements	7-10 years
Furniture and equipment	5-10 years
Signage	7-10 years

Investments in Affiliates

The Company owns a 40% interest in the six PPCs and also owns a 50% interest in VIP Commercial Coach, LLC. These investments are recorded on the equity method in accordance with Accounting Standards Codification 323 Investments – Equity Method and Joint Ventures. Under the equity method, the Company’s original investment is recorded at cost and adjusted by the Company’s share of undistributed earnings or losses as well as distributions received from or contributions made to the investee. The investor ordinarily shall discontinue applying the equity method if the investment (and net advances) is reduced to zero and shall not provide for additional losses unless the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee.

GAAP requires the consolidation of all variable interest entities (“VIEs”) for which a Company is deemed to be the primary beneficiary. An entity is generally a VIE if it meets any of the following criteria: (i) the entity has insufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) the equity investors cannot make significant decisions about the entity’s operations or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity or receive the expected returns of the entity and substantially all of the entity’s activities involve or are conducted on behalf of the investor with disproportionately few voting rights.

Based on these criteria, management has determined that the affiliated entities do not constitute VIE’s.

F-5

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies - continued

Platform Development in Progress

The Company’s platform development costs are related primarily to software developed for internal use and, accordingly, the Company accounts for these costs under FASB ASC Topic 350-40 “Internal-Use Software” Such costs are being capitalized during the application development stage and when placed in service will be amortized over the estimated useful life of the platform.

Goodwill

The Company accounts for goodwill in accordance with the provisions of FASB ASC Topic 350, “Intangibles—Goodwill and Other”. Goodwill recorded in the financial statements represents the excess of the purchase price over the fair value of acquired net assets on the date of acquisition. The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.

The Company tests goodwill for impairment under a two-step approach. The first step of the goodwill impairment test compares the fair value of the Company with its carrying amount, including goodwill. If the carrying amount exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss. This is determined by comparing the implied fair value of the Company’s goodwill with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, the Company recognizes an impairment loss as an expense. Management has determined there is no impairment of goodwill at June 30, 2015.

Deferred rent

The Company’s operating lease for its corporate office is in Fort Myers, Florida and includes schedule rent increases over the term of the lease. The Company has accounted for the lease to provide straight-line charges to operations over the life of the lease.

Revenue Recognition

Sales are recognized when revenue is realized or becomes realizable and has been earned. In general revenue is recognized when the earnings process is complete, which is upon performance of services. Revenue is recorded at gross amounts and payments to affiliates under revenue sharing agreements are recorded as cost of revenue in accordance with FASB ASC 605-45 “Principal Agent Considerations.”

Revenue Sharing Agreements with Product Placement Companies

The operating agreements with the PPCs make provision for a revenue sharing agreement between the Company and the PPCs of 50% of the net sales. Net sales is defined as the amount paid by the customer less commissions (if applicable), and the Company’s published costs, development fees, set- up fees, access fees, and any third party fees. The agreements also stipulate that when a PPC achieves gross revenues in excess of $1,800,000 during a calendar year, the revenue-sharing percentage is reduced to 40%.

F-6

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies - continued

Cost of Revenues

Included in cost of revenues are payments made and due to the PPC’s under revenue sharing agreements totaling $930,276 and $776,206 for the six months ended June 30, 2015 and 2014, respectively and salaries of researchers and personnel directly engaged in providing background screenings and other services totaling $505,468 and $435,522 for the six months ended June 30, 2015 and 2014, respectively.

Advertising Costs

The Company’s policy is to expense advertising costs in the period they are incurred. Advertising and marketing expenses were $306,200 and $146,188 for the six months ended June 30, 2015 and 2014, respectively.

Income Taxes

The Company is a Florida Limited Liability Company taxed as a partnership for federal income tax purposes. Accordingly, the Company does not pay income tax and its income is passed through and taxed directly to its members. Therefore, no provision, liability or refund for federal income tax is reflected in the accompanying financial statements.

Management has evaluated its tax positions taken for all open tax years. Currently, the last three tax years are open and subject to examination by the Internal Revenue Service. Based on an evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for tax effects of uncertain tax positions has been recorded for the six months ended June 30, 2015.

The Company is not currently under audit nor has the Company been contacted by any tax jurisdiction.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures” defines fair value as the price that would be received in an asset sale or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 also sets forth a valuation hierarchy of the inputs (assumptions that market participants would use in pricing an asset or liability) used to measure fair value. This hierarchy prioritizes the inputs into the following three levels:

F-7

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies - continued

Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses and line of credit approximate their fair value due to the relatively short period to maturity for these instruments.

Note 3 – Related Party Transactions

In the ordinary course of business, the Company has transactions, including borrowings, to and from its affiliated PPCs and its managing member. In the opinion of management, these transactions were made on substantially the same terms as comparable transactions with other persons and companies and did not involve more than a normal risk of collectability or present any other unfavorable features to the Company.

Product Placement Companies

Accounts receivable from the PPCs were $359,629 and $202,472 at June 30, 2015 and December 31, 2014, respectively. Accounts payable to the PPCs were $488,306 and $419,629 at June 30, 2015 and December 31, 2014, respectively.

The six PPCs generated gross sales of $3,141,474 and $2,739,242 during the six months ended June 30, 2015 and 2014, respectively. The related revenue split paid to the PPCs was $930,276 and $776,206 for the six months ended June 30, 2015 and June 30, 2014, respectively.

The Company also charged the PPCs for costs that were not part of the revenue sharing agreement. The PPCs reimbursed the Company $93,565 and $52,353 for costs it incurred in connection with the products to be provided to its customers pursuant to the operating agreement during the six months ended June 30, 2015 and 2014, respectively.

The operating agreements further provide for circumstances in the event that the Company sells all or substantially all of its assets or ownership interests. In the event of a substantial sale of assets or ownership interests, the PPCs have agreed to transfer all of their interests (Tag Along Rights; Drag Along Rights) to the Company or its successors for an amount as determined in the agreements. Subsequent to a sale, the Company (or its successors) would no longer be obligated to the revenue sharing provisions of the operating agreements and would continue its client relationships under the existing service contracts.

F-8

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 3 – Related Party Transactions - continued

Outta Touch Holdings, LLC

The managing member of the Company is a 50% equity member in Outta Touch Holdings, LLC. This LLC provides marketing services to the Company. During the six months ended June 30, 2015 and 2014 the Company paid Outta Touch Holdings, LLC $285,000 and $164,351, respectively for marketing and travel.

Loans to Members

At June 30, 2015 and December 31, 2014, there are two notes receivable from the President of the Company totaling $83,046. These notes bear interest at 7% and are unsecured.

At June 30, 2015 and December 31, 2014, there are two notes receivable from the managing member of the Company totaling $321,000 and $229,000, respectively. These notes bear interest at 7% and unsecured.

Interest receivable on the aforementioned notes receivable was $25,113 and $13,127 at June 30, 2015 and December 31, 2014, respectively and is included in Loans to Members on the balance sheet. Subsequent to June 30, 2015, all notes receivable and related interest was repaid to the Company in full.

Guaranteed Payments

Guaranteed payments to the Company’s managing member of $229,500 and $99,304 are included in Salaries and Related Expenses for the six months ended June 30, 2015 and 2014, respectively.

Note 4 – Investments in Affiliates

Investment in affiliates consists of Investment in affiliate consists of $4,641 in GHRR SE, LLC and $4,550 in VIP Commercial Coach, LLC as of June 30, 2015 and $4,641 in GHRR SE, LLC as of December 31, 2014, There are no investment balances for the other PPCs as of June 30, 2015 and December 31, 2014, respectively.

Note 5 – Property and Equipment, net

As of June 30, 2015 and December 31, 2014, property and equipment consisted of the following:

	June 30,	December 31,
	2015	2014
Leasehold improvements	$45,945	$45,945
Signage	16,071	16,071
Furniture and equipment	173,257	185,580

	235,273	247,596
Less: Accumulated depreciation	(82,038)	(79,648)

Property and Equipment, net	$153,235	$167,948

The Company disposed of $12,323 of equipment during the six months ended June 30, 2015, resulting in a loss on disposal of $937. Depreciation expense for the six months ended June 30, 2015 and 2014 was $13,776 and $13,502, respectively.

F-9

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 6 – Line of Credit

The Company has a line of credit payable to Sanibel Captiva Community Bank. Interest is payable monthly at a rate of 5.25% per annum with the principal balance payable at maturity. The obligation is secured by all Company assets and has been personally guaranteed by a managing member of the Company and one other member. The maximum borrowing under the line increased from $350,000 to $650,000 in February 2015. The line matures in October 2016 and was paid in full in August 2015.

Interest expense for the line of credit was $10,104 and $14,548 for the six months ended June 30, 2015 and 2014, respectively.

Note 7 – Notes Payable

Notes payable consisted of the following as of June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Note payable to Sanibel Captiva Community Bank, payable in monthly installments of $5,727 including interest at a fixed rate of 6.75% per annum. The obligation is secured by all Company assets and has been personally guaranteed by the managing member of the Company and another member. The note matures in October 2016.	$457,395	$475,865
Note Payable to a third party, payable in monthly installments of $11,652 including interest at a fixed rate of 11.00% per annum. The obligation is unsecured. The note matures in April 2016.	110,854	172,671

	$568,249	$648,536

Both notes payable were paid in full in August 2015. Accordingly, the notes are considered current liabilities as of June 30, 2015 and December 31, 2014.

Interest expense on the notes payable was $23,989 and $15,769 for the six months ended June 30, 2015 and 2014, respectively.

Note 8 – Lease Commitments

The Company leases operating facilities under a lease agreement with an unrelated party. The agreement includes provisions providing that the Company pays all common area maintenance, property taxes and insurance as well as an annual escalation of the fixed portion of the rental payments. The lease expires in July 2020.

F-10

GLOBAL HR RESEARCH, LLC

Notes to Financial Statements

Note 8 – Lease Commitments - continued

Minimum future lease payments are due as follows:

Year Ending
June 30,
2016	$370,933
2017	410,400
2018	418,970
2019	427,766
2020	385,524

$2,013,592

Rent expense for operating facilities amounted to $200,698 and $185,350, during the six months ended June 30, 2015 and 2014, respectively.

The Company has also entered into operating lease agreements for office equipment. The agreements require minimum monthly payments totaling $505, plus additional amounts based on usage. During the six months ended June 30, 2015 expense for office equipment rental was $8,698.

Note 9 – Litigation

During 2014, the Company was a defendant in a lawsuit filed by a vendor seeking payment for up to $300,000. The Company contended the vendor did not perform the services for which they were seeking payment. The lawsuit was settled out of court in January 2015, and the Company agreed to pay the plaintiff $70,000. This amount was accrued on the balance sheet as of December 31, 2014 and the judgement was paid in full in March 2015.

Note 10 – Subsequent Events

Subsequent events were evaluated through September 30, 2015, the date the financial statements were available to be issued.

On July 21, 2015, the Company entered into an agreement whereby the members of the Company sold all of their outstanding membership interests to a publicly-traded entity (“Purchaser”). The acquisition was consummated on August 21, 2015. Under the amendment the members received $24 million and 446,094 shares of common stock of the purchaser with a market value on the closing date of approximately $7,079,000. In addition, the purchaser agreed to pay future consideration to a member owning 75.5% of the Company in the form of 618,478 shares of common stock or $10,477,017 in cash. The deferred consideration is payable on the earlier of the following: 1) on November 20, 2015 2) twenty-one days after the Purchaser gives official notification to its shareholders of the acquisition or 3) when the Securities and Exchange Commission declares effective an impending registration statement to be filed by the Purchaser. Ten percent of the stock consideration and deferred stock consideration may be forfeited if the Company does not meet a certain revenue level for its 2016 operating year.

Concurrent with the acquisition, the PPC’s ceased operations and the Company has assumed the business operations of these entities.

F-11

Exhibit 99.3

Unaudited Pro Forma Combined Financial Information

We have derived the following unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2015, from our unaudited consolidated interim financial statements, which are included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (“Form 10-Q”) and the unaudited consolidated financial statements of Global HR Research LLC (“Global HR”), which are included as exhibit 99.2 hereto. We have derived the following unaudited pro forma condensed combined financial information for the year ended December 31, 2014 from our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014 (“Form 10-K”), the audited consolidated financial statements of Patriot Care Holdings, Inc. (“PCM”), which are included in our Registration Statement on Form S-1/A, filed with the SEC on January 14, 2015 (“Form S-1/A”), and the audited consolidated financial statements of Global HR, which are included as exhibit 99.1 hereto. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma combined balance sheet information as of June 30, 2015 gives effect to our acquisition, effective August 21, 2015, of Global HR (the “Global HR Acquisition”), including borrowings under our senior secured credit facility and the issuance of shares of our common stock in connection therewith, as if it had been completed as of June 30, 2015.

The unaudited pro forma condensed combined statement of operations information for the six months ended of June 30, 2015 and for the year ended December 31, 2014 give effect to:

•	the additional statement of operations impact of the financing we incurred in connection with our acquisition, effective August 6, 2014, of contracts to provide marketing, underwriting and policyholder services and related assets and liabilities from a subsidiary of Guarantee Insurance Group (the “GUI Acquisition”), including the issuance of additional warrants to the lenders;

•	our acquisition, effective August 6, 2014, of PCM, which provides nurse case management and bill review services (the “Patriot Care Management Acquisition”), including debt financing and the issuance of shares of our common stock in connection therewith;

•	our initial public offering, borrowings under our senior secured credit facility and the application of a portion of the net proceeds therefrom to repay outstanding indebtedness; and

•	the Global HR Acquisition, including borrowings under our senior secured credit facility and the issuance of shares of our common stock in connection therewith;

as if all such events had been completed as of January 1, 2014.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the GUI Acquisition, the Patriot Care Management Acquisition and the Global HR Acquisition occurred on the dates assumed or had we, PCM and Global HR Research LLC been a combined company during the specified periods. Certain reclassification adjustments have been made in the presentation of the PCM and Global HR historical amounts to conform their respective financial statement basis of presentation to that followed by us. The unaudited pro forma adjustments are based upon available information and certain estimates and assumptions that we believe are reasonable under the circumstances. In addition, the unaudited pro forma condensed combined financial data is not necessarily indicative of our future financial condition or results of operations.

The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, our historical consolidated and combined financial statements contained in our Form 10-K and Form 10-Q, PCM’s historical consolidated financial statements contained in our Form S-1/A, and Global HR’s historical financial statements included in Exhibits 99.1 and 99.2 hereto.

F-2

Unaudited Pro Forma Condensed Combined Balance Sheet

Patriot National, Inc.

June 30, 2015

In thousands	Patriot National, Inc. Consolidated	Global HR Research, LLC	Adjustments Attributable to Global HR Acquisition		Pro Forma Patriot National, Inc. Combined
Assets
Current Assets
Cash	$9,893	$—	$845	(1)	$10,738
Equity and fixed income security investments	3,293	—	—		3,293

Total cash and investments	13,186	—	845		14,031
Restricted cash	15,149	—	—		15,149
Fee income receivable	8,171	873	—		9,044
Fee income receivable from related party	16,603	—	—		16,603
Income taxes receivable	4,168	—	—		4,168
Other current assets	1,616	429	(429	)(2)	1,616

Total current assets	58,893	1,302	416		60,611
Fixed assets, net of depreciation	2,319	153	—		2,472
Deferred loan fees	1,111	—	1,295	(3)	2,406
Goodwill	85,766	164	29,330	(4)	115,260
Intangible assets	67,084	—	11,939	(4)	79,023
Other long term assets	10,379	1,405	—		11,784

Total Assets	$225,552	$3,024	$42,980		$271,556

Liabilities and Equity (Deficit)
Liabilities
Deferred claims administration services income	$10,095	$—	$—		$10,095
Net advanced claims reimbursements	10,393	—	—		10,393
Bank overdrafts	—	240	(240	)(1)	—
Net payable to related party	20	—	—		20
Current earn-out payable, net	5,668	—	(165	)(5)	5,503
Accounts payable, accrued expenses and other liabilities	35,588	2,486	9,708	(1)(7)	47,782
Revolver borrowings outstanding	25,582	—	(23,500	)(1)	2,082
Current portion of notes payable	3,000	918	(918	)(6)	3,000
Current portion of capital lease obligation	2,377	—	—		2,377

Total current liabilities	92,723	3,644	(15,115)		81,252
Earn-out payable	1,827	—	—		1,827
Notes payable	56,250	—	50,000	(1)	106,250
Capital lease obligation	1,222	—	—		1,222

Total liabilities	152,022	3,644	34,885		190,551

Equity (Deficit)
Preferred stock, $.001 par value; 100,000 shares authorized, no shares issued and outstanding	—	—	—		—
Common stock, $.001 par value; 1,000,000 shares authorized, 26,390 shares issued and outstanding	21	—	1	(7)	22
Additional paid in capital	105,528	108	8,094	(7)	113,730
Accumulated deficit	(31,726)	(728)	—		(32,454)

Total Patriot National, Inc. Stockholders’ Equity (Deficit)	73,823	(620)	8,095		81,298
Less non-controlling interest	(293)	—	—		(293)

Total Equity (Deficit)	73,530	(620)	8,095		81,005

Total Liabilities and Equity (Deficit)	$225,552	$3,024	$42,980		$271,556

F-3

Pro Forma Condensed Combined Statement of Operations

Patriot National, Inc.

For the Year Ended December 31, 2014

In thousands, except per share amounts	Patriot National Consolidated	Adjustments Attributable to Financing of GUI Acquisition		PCM	Adjustments Attributable to Patriot Care Management Acquisition		Global HR Research, LLC	Adjustments Attributable to Global HR Research, LLC Acquisition		Adjustments Attributable to Financing Transactions		Pro Forma Patriot National, Inc. Combined
		(Unaudited)		(Unaudited)	(Unaudited)			(Unaudited)		(Unaudited)		(Unaudited)
Revenues
Fee income	$55,848	$—		$24,108	$(8,079	)(9)	$9,681	$(17	)(14)	$—		$81,541
Fee income from related party	46,882	—		—	8,079	(9)	—	—		—		54,961

Total fee income and fee income from related party	102,730	—		24,108	—		9,681	(17)		—		136,502
Net investment income	496	—		—	—		13	—		—		509
Net realized gains (losses) on investments	14,038	—		—	—		—	—		—		14,038

Total Revenues	117,264	—		24,108	—		9,694	(17)		—		151,049

Expenses
Salaries and related expenses	32,420	—		4,625	—		1,094	(362	)(15)	—		37,777
Commission expense	16,939	—		—	—		88	—		—		17,027
Management fees to related party for administrative support services	5,390	—		1,762	—		—	—		—		7,152
Outsourced services	5,608	—		4,394	—		—	—		—		10,002
Allocation of marketing, underwriting and policy issuance costs from related party	1,872	—		—	—		—	—		—		1,872
Other operating expenses	13,821	—		3,514	—		8,838	(2,091	)(16)	—		24,082
Interest expense	9,204	2,885	(8)	5,380	(5,380	)(10)	65	(65	)(17)	(12,653	)(20)	3,711
					4,275	(11)
Depreciation and amortization	5,935	—		5,821	2,610	(12)	27	1,363	(12)	—		15,756
Amortization of loan discounts and loan costs	2,158	910	(8)	529	578	(11)	—	—		—		4,175
Increase in fair value of warrant redemption liability	1,823	—		—	—		—	—		—		1,823
Lawsuit settlement	—	—		—	—		70	(70	)(18)	—		—
Loss from investment in non-consolidated affiliates	—	—		—	—		73	(73	)(19)	—		—

Total Expenses	95,170	3,795		26,025	2,083		10,255	(1,298)		(12,653)		123,377

Net income (loss) before income tax expense	22,094	(3,795)		(1,917)	(2,083)		(561)	1,281		12,653		27,672
Income Tax Expense (Benefit)	11,635	(1,480	)(8)	(307)	(812	)(13)	—	288	(13)	5,061	(13)	14,385

Net Income (Loss) Including Non-Controlling Interest in Subsidiary	10,459	(2,315)		(1,610)	(1,271)		(561)	993		7,592		13,287
Net income (loss) attributable to non-controlling interest in subsidiary	45	—		—	—		—	—		—		45

Net Income (Loss)	$10,414	$(2,315)		$(1,610)	$(1,271)		$(561)	$993		$7,592		$13,242

Earnings (Loss) Per Common Share
Basic	$0.66											$0.50
Diluted	0.66											0.49

Weighted Average Common Shares Outsanding
Basic	15,754											26,648	(21)
Diluted	15,754											27,267	(23)

F-4

Unaudited Pro Forma Condensed Combined Statement of Operations

Patriot National, Inc.

For the Six Months Ended June 30, 2015

In thousands, except per share amounts	Patriot National, Inc. Consolidated	Global HR Research, LLC	Adjustments Attributable to Global HR Acquisition		Adjustments Attributable to Financing Transactions		Pro Forma Patriot National, Inc. Combined
Revenues
Fee income	$45,301	$5,839	$(25	)(14)	$—		$51,115
Fee income from related party	45,079	—	—		—		45,079

Total fee income and fee income from related party	90,380	5,839	(25)		—		96,194
Net investment income	36	12	—		—		48
Net realized gains (losses) on investments	(91)	—	—		—		(91)

Total Revenues	90,325	5,851	(25)		—		96,151

Expenses
Salaries and related expenses	32,233	574	(248	)(15)	—		32,559
Commission expense	17,383	64	—		—		17,447
Management fees to related party for administrative support services	—	—	—		—		—
Outsourced services	5,254	—	—		—		5,254
Allocation of marketing, underwriting and policy issuance costs from related party	—	—	—		—		—
Other operating expenses	13,285	5,305	(1,347	)(16)	—		17,243
Acquisition costs	2,919	—	—		—		2,919
Interest expense	1,719	34	(34	)(17)	89	(20)	1,808
Depreciation and amortization	5,695	14	681	(12)	—		6,390
Amortization of loan discounts and loan costs	144	—	—		—		144
Stock compensation expense	6,205	—	—		—		6,205
Decrease in fair value of warrant redemption liability	(1,385)	—	—		—		(1,385)
Costs from debt payoff	13,681	—	—		(13,681	)(22)	—
Loss on disposal of equipment	—	1	—		—		1
Loss from investment in non-consolidated affiliates	—	26	(26	)(19)	—		—

Total Expenses	97,133	6,018	(974)		(13,592)		88,585

Net income (loss) before income tax expense	(6,808)	(167)	949		13,592		7,566
Income Tax Expense (Benefit)	(3,064)	—	313	(13)	5,437	(13)	2,686

Net Income (Loss) Including Non-Controlling Interest in Subsidiary	(3,744)	(167)	636		8,155		4,880
Net income attributable to non-controlling interest in subsidiary	52	—	—		—		52

Net Income (Loss)	$(3,796)	$(167)	$636		$8,155		$4,828

Earnings (Loss) Per Common Share
Basic	$(0.15)						$0.18
Diluted	(0.15)						0.17

Weighted Average Common Shares Outsanding
Basic	25,601						26,999	(21)
Diluted	25,601						27,618	(23)

F-5

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

1.	Global HR Acquisition

The acquisition of the Global HR Research, LLC effective August 21, 2015 was accounted for by application of the acquisition method in accordance with FASB ASC 805, Business Combinations. Under the acquisition method assets acquired and liabilities assumed in connection with the acquisition are generally recorded at their fair values as of the effective date of the acquisition.

The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2015 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on our balance sheet and statement of operations may differ significantly from the pro forma amounts included herein. We expect to finalize our allocation of the purchase consideration as soon as practicable, but we are not required to finalize the purchase price allocation for one year from the consummation of the Global HR Acquisition.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded are as follows:

	Preliminary Purchase Price Allocation In thousands	Fair Value	Estimated Remaining Useful Life
	Initial Cash Consideration	$24,000
[1]	Initial Stock Consideration	8,260
[2]	Deferred Consideration	9,828
[3]	Clawback Provision Payment	(165)

	Total Purchase Consideration	$41,923

	Fair Value of Assets Acquired
[4]	Total Goodwill	$29,330

	Identified Intangible Assets
[5]	Customer Relationships	6,500	8 Years
[5]	Global HR Trade Name	2,400	Indefinite
[5]	Non-Competition Agreements	1,650	3 Years
[6]	Internally Developed Software	1,389	n/a

	Total Identified Intangible Assets	11,939

[6]	Net Fixed Assets	154
[6]	Other Assets	198
[6]	Net Working Capital	302

	Total Invested Capital	$41,923

Notes to schedule

[1]	Calculated as 444,096 shares of the Company’s stock at the closing price on the valuation date of $18.60
[2]	Fair value of deferred consideration payable, at the Company’s sole discretion, in either 618,478 shares of its common stock or $10,477,017 in cash payable upon the completion of certain post-closing requirements.
[3]	Potential clawback of stock consideration related to performance targets established in the purchase agreement
[4]	Calculated based on a residual method
[5]	Estimated fair value
[6]	The book value was assumed to equal fair value as of the valuation date

F-6

2.	GUI Acquisition

In connection with the GUI Acquisition, on August 6, 2014, we borrowed additional amounts under the PennantPark Loan Agreement, pursuant to the Additional Tranche, the proceeds of which were used to fund the cash portion of the purchase price consideration of the GUI Acquisition, fund an original issue discount on the Additional Tranche of approximately $0.7 million and pay loan fees of approximately $0.3 million. We also issued additional warrants to the lenders in connecting with such borrowings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness” contained in our Form 10-K. Financial results of operations for GUI are reported in our historical results due to the common control status of GUI at the time of acquisition.

3.	Patriot Care Management Acquisition

The acquisition of the PCM common stock was accounted for by application of the acquisition method in accordance with FASB ASC 805, Business Combinations. Under the acquisition method assets acquired and liabilities assumed in connection with the acquisition are generally recorded at their fair values as of the effective date of the acquisition.

In connection with the Patriot Care Management Acquisition, on August 6, 2014, we entered into the UBS Credit Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness” contained in our Form 10-K.

4.	Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments:

(1)	Reflects borrowings of $50.0 million of term loans (net of $1.3 million of loan fees) under the senior secured credit facility, net of cash payments for consideration in the acquisition of Global HR of $24.0 million, repayments of revolving loans and accrued interest thereon of $23.6 million, and funding of $0.4 million for bank overdrafts and accounts payable of Global HR at the acquisition date.

(2)	Reflects repayment of loans to members made by Global HR prior to consummation of the Global HR Acquisition.

(3)	Reflects loan fees and costs associated with the $50.0 million of additional term loans incurred for the Global HR Acquisition.

(4)	Reflects the estimated goodwill and intangible assets recognized for the accounting of the Global HR Acquisition under the acquisition method of accounting for ASC 805, Business Combinations. See the purchase price allocation for further detail.

(5)	Reflects our current estimated provision for the clawback contained in the Global HR membership interest purchase agreement for specified targets contained therein.

(6)	Reflects the repayment of Global HR indebtedness by its members prior to consummation of the Global HR Acquisition.

(7)	Reflects the fair value of stock consideration under the Global HR membership interest purchase agreement as of August 21, 2015, the closing date. A portion of the consideration with an estimated fair value of $9.8 million is deferred for the completion of post-closing requirements in the Global HR membership interest purchase agreement.

(8)	Reflects additional interest expense associated with borrowings under the additional tranche of the PennantPark Loan Agreement incurred to finance the GUI Acquisition, based on the effective interest rate in effect as of the date of the additional tranche borrowings, and the related amortization of loan cost and discount in respect of additional warrants issued in connection with such borrowings, as well as the federal income tax impact of the additional interest expense, calculated at the statutory federal income tax rate.

F-7

(9)	Reflects the reclassification, from “fee income” to “fee income from related party,” of the portion of PCM’s fee income received from Guarantee Insurance and other parties related to us.

(10)	Reflects elimination of interest expense associated with PCM’s outstanding indebtedness, which was repaid in connection with the Patriot Care Management Acquisition.

(11)	Reflects additional interest expense associated with borrowings under the credit agreement, dated as of August 6, 2014 (the “UBS Credit Agreement”), between, among others, us and certain of our subsidiaries, UBS Securities LLC, as lead arranger, bookmanager, documentation agent and syndication agent, and the lenders party thereto, incurred to finance the Patriot Care Management Acquisition, based on the effective interest rate in effect as of the date of the borrowings, and related amortization of loan cost.

(12)	Reflects amortization of intangible assets recorded in connection with the Patriot Care Management Acquisition and the Global HR Acquisition.

(13)	Reflects the federal income tax impact of pro forma revenue and expense adjustments related to the Patriot Care Management Acquisition and the Global HR Acquisition, calculated at the statutory federal income tax rate.

(14)	Reflects the elimination of non-recurring consulting income of Austin Shanfelter, one of our directors, recorded as revenue by Global HR, which were not acquired upon the consummation of the Global HR acquisition.

(15)	Reflects the elimination of guaranteed payments and wages made under Global HR to Austin Shanfelter which ceased upon the consummation of the Global HR Acquisition.

(16)	Reflects the elimination of payments to product placement companies which were dissolved effective with the consummation of the Global HR Acquisition, and other related, non-recurring expenses of Austin Shanfelter which were not acquired upon the consummation of the Global HR acquisition.

(17)	Reflects the elimination of interest expense for indebtedness held by Global HR which was repaid prior to the consummation of the Global HR Acquisition.

(18)	Reflects the elimination of a legal settlement with a vendor of Global HR for a dispute other than work performed, due to the termination of relationship prior to the consummation of the Global HR Acquisition.

(19)	Reflects the elimination of losses recognized to record the equity in earnings of VIP Commercial Coach, LLC, non-consolidated affiliate partially owned by Austin Shanfelter. Global HR’s partial ownership of this entity was transferred to Austin Shanfelter effective with the consummation of the Global HR Acquisition.

(20)	Reflects (a) elimination of interest expense associated with outstanding indebtedness under the amended and restated first lien term loan agreement, dated as of August 6, 2014 (the “PennantPark Loan Agreement”), between, among others, us and certain of our subsidiaries and PennantPark Investment Corporation and certain of its affiliates and the UBS Credit Agreement and additional interest expense and commitment fees associated with borrowings under the senior secured credit facility, based on the application of the proceeds from such borrowings, together with the net proceeds from the initial public offering and (b) additional borrowings under our senior secured credit facility used to consummate the Global HR Acquisition.

(21)	Reflects the pro forma effect of the issuance of 3,043,485 shares of the Company’s common stock in connection with the Patriot Care Management Acquisition on August 6, 2014, the initial public offering of 8,315,700 shares, restricted stock grants of 310,652 shares exercised, and stock consideration to the sellers of Global HR of 1,062,574 shares.

(22)	Reflects the elimination of costs from the payoff of UBS Credit Agreement and the PennantPark Loan Agreement upon execution of the senior secured credit facility, which closed concurrent with the initial public offering in January, 2015.

(23)	Reflects 618,478 shares of the Company’s common stock, which may be issued as deferred consideration for the Global HR Acquisition.

F-8